As filed with the Securities and Exchange
                          Commission on October 4, 2000.
                               File No. 33-38066

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                        POST EFFECTIVE AMENDMENT NO. 12
                                      TO
                                   FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            SBM CERTIFICATE COMPANY
           (Formerly SBM Certificate Company, a (Minnesota) Company)
              (Exact name of registrant as specified in charter)

                                   Maryland
        (State or other jurisdiction of incorporation or organization)

                                     6725
           (Primary Standard Industrial Classification Code Number)

                                  52-2250397
                     (I.R.S. Employer Identification No.)

                   c/o State Bond & Mortgage Company, L.L.C.
                              2 Wisconsin Circle
                                   Suite 700
                          Chevy Chase, Maryland 20815
                                (301) 656-4200
              (Address, including zip code, and telephone number,
                including area code, of registrant's principal
                               executive office)

                               John J. Lawbaugh
                              2 Wisconsin Circle
                                   Suite 700
                          Chevy Chase, Maryland 20815
                                (301) 656-4200
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon after the effective date of this Post Effective Amendment as is practicable.

The registrant has registered an indefinite amount of securities under the Securities Act of 1933 pursuant to Rule 24f-2 under the Investment Company Act of 1940.

Pursuant to Rule 414 under the Securities Act of 1933, Registrant hereby expressly adopts the registration statement, as amended, of its predecessor, SBM Certificate Company ((Minnesota)), as its own for all purposes under the Securities Act of 1933, the Securities Exchange Act of 1934, and the Investment Company Act of 1940.

PROSPECTUS

                            SBM CERTIFICATE COMPANY
                            SERIES 503 CERTIFICATES
                            SERIES 505 CERTIFICATES
                            SERIES 507 CERTIFICATES
                            SERIES 510 CERTIFICATES

This Prospectus describes fully paid fixed-rate face-amount certificates ("Certificates") designated as Series 503 Certificates, Series 505 Certificates, Series 507 Certificates and Series 510 Certificates. SBM Certificate Company (the "Company"), is the issuer of the Certificates. When you purchase a Certificate, you make a single lump sum payment to the Company in exchange for its promise to pay the amount invested ("Face Amount"), plus accrued interest, on a fixed future date ("Maturity Date").

The Series 503, Series 505, Series 507 and Series 510 Certificates have fixed interest guarantee periods ("Guarantee Periods") of three, five, seven and ten years, respectively, from the date of issue. The Guarantee Periods for the Certificates will automatically be extended for additional Guarantee Periods of the same duration, unless you notify the Company to the contrary. Your Certificate will mature no later than thirty years from the date it was issued. Your Certificate investment earns a fixed interest rate that is declared in advance for each year of a Guarantee Period, but never is less than 2.5%. You may choose to have your interest:

* COMPOUNDED ANNUALLY and paid at the end of the Guarantee Period, when the Certificate matures, or when you make a withdrawal
*     PAID ANNUALLY
*     PAID QUARTERLY

New interest rates will be declared periodically, with a guaranteed minimum rate of 2.5%. See "Description of the Certificates" for a complete description of the terms of your Certificate.

There is no sales charge when you purchase your Certificate. If you withdraw all or a portion of your Certificate investment prior to the end of a Guarantee Period, a deferred sales charge will apply.

This Prospectus contains information about the Certificates that you should know before investing. You should read this Prospectus and any supplements, and retain them for future reference.

PLEASE SEE "RISK FACTORS" FOR A DESCRIPTION OF THE RISKS ASSOCIATED WITH AN INVESTMENT IN THE CERTIFICATES.

For further information and assistance, contact the Company's Administrative Office at 2 Wisconsin Circle, Suite 700, Chevy Chase Maryland, 20815 or call the Company toll-free at 1-800-965-4999.

THE CERTIFICATES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF, OR GUARANTEED BY ANY BANK, NOR ARE THEY INSURED BY THE FDIC. THEY ARE SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL AMOUNT INVESTED.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THE CERTIFICATES OR PASSED ON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

__________ , 2000

TABLE OF CONTENTS                                                         Page

SBM Certificate Company.......................................................3
Risk Factors..................................................................3
     Absence of a Rating......................................................3
     Relationship with State Bond.............................................3
     Effects of Changes in Interest Rates.....................................4
     Withdrawals During a Guarantee Period....................................4
     Interest Rates for Renewal Periods.......................................4
Description of the Certificates...............................................4
     Minimum Investment.......................................................4
     Interest Rates...........................................................4
     Interest Payment Options.................................................5
     Guarantee Periods and Maturity...........................................5
     Withdrawals..............................................................5
     Loans....................................................................6
     Deferred Payment.........................................................6
     Federal Income Tax Treatment.............................................6
     Transfer of Ownership....................................................7
Reserves and Deposits with Custodian..........................................7
Certain Financial Information.................................................8
Use of Proceeds...............................................................8
Investments...................................................................8
      Type of Investments.....................................................8
      Investment Policies....................................................10
      Investment Adviser.....................................................10
      Real Estate Loan Portfolio.............................................10
Distribution of Certificates.................................................10
About SBM Certificate Company................................................12
     History.................................................................12
     Business................................................................12
     Competition.............................................................13
     Employees...............................................................13
     Capital Structure.......................................................13
     Regulation..............................................................13
     Description of Property.................................................14
     Legal Proceedings.......................................................14
Executive Officers and Directors.............................................14
     Board of Directors......................................................15
     Committees of the Board of Directors....................................15
Relationship with State Bond and Affiliates..................................16
Independent Auditors.........................................................16
Selected Financial Data......................................................16
Management's Discussion and Analysis of Financial Condition and Results
of Operations................................................................17
     Results of Operations...................................................17
     Asset Portfolio Review..................................................20
     Liquidity and Financial Resources.......................................21
Index to Financial Statements................................................24

SBM CERTIFICATE COMPANY

The Company is a Maryland corporation wholly-owned by State Bond & Mortgage Company, L.L.C. ("State Bond"), a Maryland limited liability company. State Bond's executive offices and the Company's Administrative Offices are located at 2 Wisconsin Circle, Suite 700, Chevy Chase, Maryland 20815. The main telephone number for the Company and State Bond is (301) 656-4200.

On July 19, 2000, State Bond completed the purchase of all of the issued and outstanding shares of common stock of SBM Certificate Company (Minnesota) ("SBM MN"), a (Minnesota) corporation, from ARM Financial Group ("ARM"), a Delaware Corporation (the "Acquisition"). State Bond effected the Acquisition as assignee under a Stock Purchase Agreement, dated March 28, 2000, by and among 1st Atlantic Guaranty Corporation ("1st Atlantic"), a Maryland Corporation, and ARM. State Bond is wholly-owned by 1st Atlantic.

As part of the Acquisition transactions, SBM MN was merged into the Company, which had nominal assets at the time of the merger and was formed for purposes of redomestication from (Minnesota) to Maryland. As a result, the Company has succeeded SBM MN as the "registrant" in all filings made by SBM MN under the Securities Act of 1933, Securities Exchange Act of 1934 ("Exchange Act") and the Investment Company Act of 1940 ("1940 Act"), including the registration statement of which this prospectus is a part.

The Company has assumed the face-amount certificate business of SBM MN. The Company's predecessors have issued various series of face-amount certificates of the fully paid and installment type since 1914. The Company is registered as an investment company under the 1940 Act and assumed the obligations of SBM MN's outstanding face-amount certificates as a result of the Acquisition.

RISK FACTORS

The Company is not a bank, broker-dealer or insurance company. THE CERTIFICATES ARE NOT BANK PRODUCTS, EQUITY INVESTMENTS, ANNUITIES OR LIFE INSURANCE, AND ARE NOT GUARANTEED OR INSURED BY ANY GOVERNMENTAL AGENCY OR FUND OR PRIVATE THIRD PARTY.

Absence of Rating

The Company has not applied for or received a rating for the Certificates from any nationally recognized rating organization.

Relationship with State Bond

The Company is an independent operating entity, but relies upon State Bond and its affiliates to provide it with management and administrative services, as well as personnel, for the conduct of the Company's business. See "Relationship with State Bond and Affiliates."

Effects of Changes in Interest Rates

Economic and market conditions and fluctuations in interest rates affect the market value of the Company's investment portfolio, which consists primarily of government and corporate bonds. Although the Company seeks to control this interest rate risk, the value of its investment portfolio may decrease during periods of sharp changes in interest rates. In such an environment, if the Company had to sell assets to meet liquidity needs, it could recognize losses on the sale of these assets. These losses would reduce the overall capital resources available to the Company to provide a source of funds for its operations, including the making of payments on Certificates.

Withdrawals During a Guarantee Period

You may make withdrawals under a Certificate during a Guarantee Period. However, the Company assesses a deferred sales charge if you withdraw some or all of your account value prior to the end of a Guarantee Period. The charge, also referred to as a withdrawal charge, will be assessed against your remaining account value or, in the case of a complete surrender, deducted from the amount withdrawn. See "Maturity and Guarantee Periods" and "Withdrawals" below.

Interest Rates for Renewal Periods

The initial rates are payable for the initial three, five, seven and ten-year periods only. Although the Company intends to declare in advance interest rates above the 2.50% minimum rate for Certificate years beyond the initial Guarantee Period, it has no obligation to do so.

DESCRIPTION OF THE CERTIFICATES

Minimum Investment

The minimum amount you may invest is (a) $1,000 if you choose to have interest compounded or paid annually, or (b) $5,000 if you choose to have interest paid quarterly. The amount you invest is the face amount of the Certificate.

Interest Rates

The Company periodically declares the interest rates payable for each year of a Certificate's Guarantee Period. The Company will never declare an annual interest rate of less than 2.50%. To confirm the Company's current rates, please contact the Company's Administrative Office.

The interest rates applicable to your Certificate during its initial Guarantee Period will be the rates in effect on the date your application is accepted at the Company's Administrative Office ("Effective Date").

The prevailing interest rates available on interest-bearing instruments are a primary consideration in deciding upon the interest rates declared by the Company. However, the Company has complete discretion as to what interest rates it declares for the Certificates. When a Certificate is renewed, the interest rates in effect for the succeeding Guarantee Period will be the declared rates at the end of the Guarantee Period that is expiring. These new interest rates may be greater or lesser than the rates in effect for the expiring Guarantee Period.

Interest Payment Options

You may choose to:

* compound your interest annually and receive it at the end of the Guarantee Period, when the Certificate matures or when you make a withdrawal
*     receive annual interest payments
*     receive quarterly interest payments

Your interest rates may be different depending on the payment option you choose. You may not change your interest payment option once your Certificate has been issued. Interest on the Certificates accrues monthly.

Guarantee Periods and Maturity

At the end of a Guarantee Period, you will be entitled to receive the original invested amount if you elected to receive interest payments annually or quarterly. If you elected to have interest compounded, you will be entitled to receive the original invested amount plus interest. In all cases, the amount you receive will be reduced by the amount of any prior partial withdrawals of your original invested amount and any applicable withdrawal charges. You may partially or fully redeem your Certificate at the end of any Guarantee Period and incur no withdrawal charge. See "Withdrawals."

The Company will notify you in writing at least fifteen days prior to the end of your Certificate's Guarantee Period. Unless you notify the Company to the contrary, the Company will then automatically extend your 503 Certificate, 505 Certificate, 507 Certificate, or 510 Certificate for an additional three, five, seven or ten-year period, respectively. The Company may extend your Series 503, Series 505, Series 507 and Series 510 Certificate for a total of nine, five, three and two additional periods, respectively, until final maturity. The terms of your initial Certificate will continue to apply, except that as explained above under "Interest Rates," new interest rates may apply.

Series 503, Series 505 and Series 510 Certificates have final maturities of 30 years after original issuance. Series 507 Certificates have a final maturity of 28 years after original issuance.

Withdrawals

The Company assesses a deferred sales charge if you withdraw some or all of your account value prior to the end of your Certificate's Guarantee Period. The withdrawal charge will be assessed and charged to your remaining account value or, in the case of a complete surrender, deducted from the amount withdrawn, according to the following schedule:

      CHARGE APPLIED TO AMOUNT WITHDRAWN

      YEAR OF GUARANTEE PERIOD    1     2   3  4   5   6   7   8   9   10

      Series 503                  3%    3%  2%

      Series 505                  5%    5%  4% 3%  2%

      Series 507                  7%    7%  6% 5%  4%  3%  2%

      Series 510                 10%   10%  9% 8%  7%  6%  5%  4%  3%  2%

The minimum amount you may withdraw is $1,000. The minimum amount remaining must be at least $1,000, if you chose to have interest compounded to maturity or paid annually, and at least $5,000 if you chose to have interest paid quarterly. The entire account value will be withdrawn if the amount otherwise remaining is less than the applicable minimum amount.

You may submit a written request for withdrawal to the Company at its Administrative Office. The amount requested will be withdrawn first from accrued interest and then from principal. Withdrawal requests will be processed on the business day that they are received, and a check will be disbursed to you generally within ten business days.

For mutual protection, a signature guarantee may be required if:

(1)   you request a withdrawal of an amount in excess of $50,000,
(2) you request that your redemption proceeds be disbursed to someone other than the registered owners,
(3) you request that your redemption proceeds be disbursed to an address other than the address of record, a preauthorized bank account, or a preauthorized brokerage firm account,
(4) withdrawal instructions are received from an agent, not the registered owners, or
(5) the Company believes a signature guarantee would protect against potential claims based on the instructions received.

A signature guarantee verifies the authenticity of your signature. You can obtain a signature guarantee from certain banks, brokers or other eligible guarantors. You should verify that the institution is an eligible guarantor prior to signing. A notarized signature is not sufficient.

Loans

You may borrow up to 50% of your account value for a term of up to five years or the Maturity Date of your Certificate, whichever is earlier. Loans are subject to an annual interest charge of up to 6% of the amount withdrawn, but are not subject to the withdrawal charge. You will not earn interest on the amount borrowed. The Company will treat a loan that you do not repay as a permanent withdrawal. The Company will assess the withdrawal charge that would have applied at the date the loan was due but not repaid.

Deferred Payment

The Company reserves the right, prior to a Certificate's maturity, to defer any payment for up to thirty days. During any such period, interest will accrue on the deferred amount at not less than the minimum interest rate of 2.50%.

Federal Income Tax Treatment

Under Internal Revenue Service rules and regulations, Certificateholders realize current income for tax purposes. Under these guidelines, you must report interest accrued on a Certificate as taxable ordinary income each year on a current basis. If you have elected to have interest compounded annually, you must recognize interest income for income tax purposes in the years in which it is accrued even though you won't receive the interest payment until the end of the Certificate's Guarantee Period or until the Certificate matures. The Company will report to you annually the amount of your income from the Certificate for tax purposes.

Pursuant to federal law, you must provide the Company with a correct taxpayer identification number. Generally, this number is your Social Security or employer identification number. Failure to provide such number may make it necessary for the Company to withhold a portion of any accrued interest.

Transfer of Ownership

You may transfer ownership of your Certificate by submitting a completed transfer request form to the Administrative Services Department. Please note that transfers of ownership from a tax-qualified plan may have adverse tax consequences. Please consult your tax adviser.

You should sign the written transfer request exactly as the Certificate is registered. For transfers of $20,000 or more, your signature or signatures must be guaranteed by a national securities exchange, a member firm of a principal stock exchange, a registered securities association, a clearing agency, a bank or trust company, a savings association, a credit union, a broker or dealer, a municipal securities broker or dealer, a government securities broker or dealer, or a representative of the Distributor (see "Distribution of Certificates"). Further documentation may be required from corporations, executors, partnerships, administrators, trustees or custodians.

RESERVES AND DEPOSITS WITH CUSTODIAN

The Company accrues liabilities, or "reserves," for its Certificate obligations in accordance with the 1940 Act. In general, the Company establishes reserves monthly in an amount equal to the total values due to Certificateholders on its outstanding Certificates including accrued but unpaid interest.

The 1940 Act requires the Company to have capital stock in an amount not less than $250,000 and to keep on deposit, with a qualified custodian, certain kinds of investments having a value not less than $250,000 plus the amount of its outstanding certificate reserves.

Most of its investments are on deposit pursuant to the terms of a custody agreement with U.S. Bank Trust N.A., a national banking association located in Minneapolis, (Minnesota). The Company also maintains separate deposits as required by certain states. The custody agreement requires the Company to maintain investments on deposit with a value (calculated in accordance with the provisions of the 1940 Act) in excess of its reserves for outstanding certificate obligations. If the Company fails to make a required payment on a Certificate, the custodian is required, at the request of a Certificateholder, to make the payment from its investments.

CERTAIN FINANCIAL INFORMATION

For information regarding the amounts of revenue, results of operations and assets attributable to its face-amount certificate business and significant events relating to its business see "Selected Financial Data" and "Management's Discussion and Analysis of Results of Operations and Financial Condition".

USE OF PROCEEDS

The Company backs the Certificates by investing the money received and keeping the invested assets on deposit. The Company's investments are varied and of generally high quality. The composition and quality of its investments is subject to change from time to time at its sole discretion, subject to requirements of the 1940 Act.

INVESTMENTS

Under provisions of the 1940 Act, we are permitted to invest our reserves only in assets that constitute "qualified investments" under the laws of the District of Columbia and such other assets as the SEC may permit. Set out below is a summary of the types of investments in which we expect to invest as well as a description of certain investment policies established by our Board of Directors.

Types of Investments

We expect to invest our reserves, as well as the amount that we hold in excess of the reserves, primarily in the types of securities and other investments described below. Except as specifically noted, we may invest our reserves in such investments without limitation. In addition, except as specifically noted, the limitations described below apply only at the time of investment. The assets that we hold in excess of reserves are not subject to the limitations described below.

BANK OBLIGATIONS. We may invest in CDs, bankers' acceptances, and other short-term debt obligations of banks. CDs are short-term obligations that commercial banks issue for a specified period of time and at a specified interest rate. Banker's acceptances are time drafts drawn on a commercial bank by a borrower, usually in connection with international commercial transactions.

COMMERCIAL PAPER AND OTHER CORPORATE DEBT. We may invest in commercial paper issued by companies that meet the criteria for investment by life insurance companies under the laws of the District of Columbia ("qualified corporations"). Commercial paper consists of short-term unsecured promissory notes that qualified corporations issue to finance short-term credit needs. We also may invest in longer-term debt obligations of qualified corporations. We will not invest more than two percent of our reserves in any one issue of such obligations of any one qualified corporation. In addition, we do not intend to invest in any debt securities rated below investment grade by any nationally recognized statistical rating organization.

EQUIPMENT RELATED INSTRUMENTS. We may invest in equipment trust certificates and similar instruments (collectively, "equipment related instruments") that are secured by transportation equipment (e.g., railroad cars, trucks, and airplanes) that has been sold or leased to a common carrier. Equipment related instruments are a means of financing the acquisition of equipment. A trustee, such as a bank, holds the title to the equipment, collects purchase or lease payments from the purchaser, and, in turn, makes principal and interest payments to the instrument holders for a specified term. In case of default, the trustee is authorized to sell the equipment to protect the instrument holders. We will not invest more than two percent of our reserves in any one issue of an equipment-related instrument by any one qualified corporation.

MUNICIPAL SECURITIES. We may invest in various types of municipal securities, which are debt securities issued by a state, its political subdivisions, agencies, authorities, school districts, and other governmental instrumentalities for various public purposes, including, for example, the construction of public facilities, hospitals, highways, and schools. We will only invest in municipal securities that (i) represent direct and general obligations of the issuing governmental entity, or (ii) are payable from designated revenues pledged to the payment of the principal and interest on such securities.

PREFERRED AND COMMON STOCK. We may invest in preferred and common stock of qualified corporations. Preferred stock has priority over common stock as to income and generally as to the assets of an issuer, but usually has limited voting rights. We may invest in the common stocks of qualified corporations whose debt and preferred stock, if any, also meet our criteria for investment. We will not invest more than one percent of our reserves in the preferred or common stock of any single qualified corporation.

REAL ESTATE AND REAL ESTATE LOANS. We may invest directly in real estate or in real estate loans. We generally will only purchase or hold real estate if it is income producing. We may, however, also receive real estate in satisfaction of debts owed to us, and may improve or develop any real estate that we acquire. We will not invest or agree to invest in real estate if such investment would cause us to: (i) invest more than two percent of our reserves in real estate or improvements thereon during any period of 12 consecutive months; (ii) invest or hold more than five percent of our reserves in real estate or improvements thereon for the purpose of producing income; or (iii) hold more than 10% of our reserves in real estate. We also may invest in real estate loans secured by a first lien on the real estate, PROVIDED such loan is worth at least 33 1/3% more than the amount loaned.

U.S. GOVERNMENT SECURITIES. We may invest in direct obligations of the U.S. Government ("U.S. Government securities"). These include bills (which have maturities of one year or less), notes (which have maturities of between 2 and 10 years), and bonds (which have maturities greater than 10 years) issued by the U.S. Treasury ("Treasury"). The market value of U.S. Government securities will fluctuate with changes in interest rate levels. Thus, if interest rates increase from the time the security was purchased, the market value of the security will decrease. Conversely, if interest rates decrease, the market value of the security will increase.

U.S. GOVERNMENT AGENCY SECURITIES. We may invest in securities issued by certain federal agencies that are (i) backed by the full faith and credit of the United States, (ii) guaranteed by the Treasury, (iii) or are supported by the agency's right to borrow from the Treasury. Issuing agencies may include, for example, the Government National Mortgage Association ("GNMA" or Ginnie Mae"), Federal National Mortgage Association ("FNMA" or "Fannie Mae"), or Federal Home Loan Mortgage Corporation ("FHLMC" or "Freddie Mac"). Although their close relationship with the U.S. Government is believed to make them high-quality securities with minimal credit risks, the U.S. Government is not obligated by law to support either FNMA or FHLMC.

Investment Policies

The Company's Board has established the investment policies set out below. Subject to the approval of the Company's sale shareholder, the Board may change these policies at any time without Certificate owner approval.

BORROWING. We may borrow money to a limited extent from banks (including the Company's custodian bank) as we deem necessary or appropriate to our business. We currently do not intend to borrow amounts equal to more than 25% of our total assets (including the amount borrowed). We will not buy securities on margin or sell securities short.

COMMODITIES. We do not currently intend to engage in the purchase or sale of commodities.

CONCENTRATION. Except as noted below, we will not invest more than 25% of our assets in the securities of issuers in any one industry. The foregoing limitation does not apply to investments in U.S. Government and U.S. Government agency securities, nor to real estate and real estate loans.

LOANS. In addition to real estate loans, described above, we may make loans of varying terms to broker-dealers and other financial institutions in amounts up to 85% of the value of the securities pledged as collateral for the loans at the time we make the loans. The securities pledged as collateral must be of a type in which we can invest.

PORTFOLIO TURNOVER. We will buy, sell, or hold our assets in the manner that we deem prudent, without regard to the impact on the turnover rate of our portfolio.

SENIOR SECURITIES. We are restricted by law from issuing any securities other than face-amount certificates, common stock, and promissory notes or other paper related to our borrowings.

UNDERWRITING SECURITIES. We do not intend to act as an underwriter of securities issued by other persons. We may, however, be deemed to be an underwriter when we purchase and later sell unregistered securities.

                             --------------------

To the extent that the above-described investments and investment policies differ from the investments made and policies followed prior to the Acquisition, the Company expects to effect changes over time to conform the composition of its investments to the Company's current investment policies.

In any case, the Company's reserves supporting its outstanding Certificates must consist only of "qualified investments" under the 1940 Act.

Investment Adviser

Key Asset Management, Inc. ("Key Asset Management" or the "Adviser") serves as the Company's adviser pursuant to an investment advisory agreement ("Advisory Agreement"). Subject to the supervision of the Board, the Adviser is responsible under the Advisory Agreement for selecting and managing the Company's securities investments to ensure that the Company has, in cash or qualified investments, as that term is defined in Section 28(b) of the 1940 Act, assets having an aggregate value not less than that required by applicable law. Qualified investments are defined as those investments which life insurance companies are permitted to invest in or hold under provisions of the Insurance Code of the District of Columbia. The Adviser also is responsible for placing orders for the purchase and sale of the Company's securities investments with brokers and dealers that the Adviser selects.

In addition, pursuant to the Advisory Agreement, the Adviser has agreed to render regular reports to the Board regarding its investment decisions and brokerage allocation practices for the Company, to assist the Company in valuing portfolio securities and computing the Company's reserves, and to furnish the Company with the assistance, cooperation, and information necessary for it to meet various legal requirements regarding registration and reporting. The Adviser, located at 127 Public Square, Cleveland, Ohio, 44114-1306, is a registered investment adviser with over $70 billion of assets under management as of the date of this Prospectus. For its services, the Adviser receives a quarterly fee payable in arrears equal to ___ % per annum of the average daily net asset value of the Company's assets managed by the Adviser.

Real Estate Loan Portfolio

The Company's real estate loan portfolio is managed by its wholly-owned subsidiary, Atlantic Capital Funding Corporation ("ACFC"). ACFC performs all of the underwriting, closing and servicing of mortgage investments for the Company. ACFC may originate and process loans directly as well as offer its loan programs to outside mortgage brokers on a wholesale basis. In the latter case, outside brokers will originate and process loans and ACFC will underwrite and close the loans that meet its investment requirements. ACFC may enter into agreements with select outside mortgage brokers to service certain types of mortgages that may require special servicing treatment because of various factors, such as the unique features of the underlying real estate or the credit quality of the borrowers.

DISTRIBUTION OF CERTIFICATES

Pursuant to a Distribution Agreement dated __________, 2000, between the Company and _______________ ("Distributor"), a registered broker-dealer under the Exchange Act, Distributor has the exclusive right to solicit applications for and to distribute the Certificates. Pursuant to this agreement, Distributor agrees to continuously solicit such applications, as long as Certificates are available for sale. The Company reserves the right to reject any application. Distributor has no obligation to purchase or sell any designated dollar amount or quantity of Certificates but is only required to use its best efforts on the Company's behalf.

Pursuant to the Distribution Agreement, the Company pays sales compensation to Distributor for distribution of the Certificates. Distributor in turn pays compensation to its representatives and pays other distribution expenses.

The Company 's Board of Directors, including a majority of directors who are not interested persons of Distributor, must approve the Distribution Agreement annually. The Distribution Agreement is terminable by either party with sixty days' notice.

In accordance with the Distribution Agreement, the Company pays Distributor compensation as established in the Distribution Agreement. The Company pays this compensation from its general funds, and does not deduct anything from the amount you invest. Distributor pays compensation to its representatives and pays other selling expenses in connection with the sale of Certificates. Under a prior underwriting agreement, the Company's former distributor, ARM Securities Corporation, a wholly-owned subsidiary of ARM, the former parent of SBM-MN, was paid $140,145, $325,523 and $314,805 in 1999, 1998 and 1997 respectively, as compensation and other issuance, underwriting, and sales expenses.

ABOUT SBM CERTIFICATE COMPANY

History

SBM MN was incorporated in (Minnesota) in June 1990 to assume the face-amount certificate business of SBM Company ("SBM") which began in 1914. ARM purchased most of the assets of SBM in June 1995 and continued the issuance of face-amount certificates. As a result of the Acquisition, the Company has assumed the obligations of SBM MN's outstanding face-amount certificates and now is the issuer of face-amount certificates that trace their origin to the early 1900s.

Business

The Company is a face-amount certificate company registered under the 1940 Act. Its sole business is issuing fixed-rate face-amount certificates. A face-amount certificate is an obligation of the issuer to pay a face, or principal, amount, plus specified interest, to the holder of the certificate. Under the Certificates, the face amount may be paid at the end of a Certificate's Guarantee Period or at its Maturity Date. Lesser amounts are paid at such times if all or part of an investment in the Certificate is withdrawn prior to maturity or the end of any Guarantee Period. Interest, as described above, may be paid quarterly or annually, or may be compounded.

The Company currently offers four series of single-payment investment Certificates. The Company 's face-amount certificate operations include issuance of single-payment certificates and the servicing of outstanding single-payment and installment certificates, the investment of related funds, and other related service activities.

The Company 's gross margin is derived primarily from the margin between earnings on its investments and amounts paid or credited on its fixed rate Certificate deposits ("investment spread"). The Company's net income is determined by deducting investment and other expenses and federal income taxes. The investment spread is affected principally by general economic conditions, government monetary policy, the policies of regulatory authorities that influence market interest rates, and the Company's ability to respond to changes in such rates. Changes in market interest rates may have a negative impact on its earnings. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Risk Factors".

State Bond provides the Company with administrative services pursuant to an Administrative Services Agreement.

Competition

The Company 's face-amount certificate business competes in general with various types of individual savings products which offer a fixed rate of return on investors' money, especially insurance and bank and thrift products. Some of these other products are insured by governmental agencies or funds or private third parties. For example, banks and thrifts typically have federal deposit insurance covering monies deposited with them. The Company 's Certificates are not guaranteed or insured by any governmental agency or fund or independent third party. The Company 's ability to offer competitive interest rates, attractive terms, and efficient service are its primary basis for meeting competition. American Express Certificate Company (formerly IDS Certificate Company) is the Company's main competitor in the issuance of face-amount certificates.

Employees

The Company currently has no employees, other than its officers who are compensated for their services to the Company under the terms of an Administrative Services Agreement dated as of July 19, 2000, between the
Company and its parent, State Bond. See "Relationship with State Bond and Affiliates".

Capital Structure

The Company has 10,000,000 shares of authorized common stock, $.01 par value, of which 250,000 shares are currently issued and outstanding. State Bond owns all of the Company's issued and outstanding shares.

Regulation

Like many financial service companies which offer investment opportunities to the public, the Company is subject to federal and state regulation. In particular, the 1940 Act and rules issued by the SEC specify certain terms for face-amount certificates, the method for calculating reserve liabilities on outstanding certificates, the minimum amounts and types of investments to be deposited with a qualified custodian to support such reserve liabilities, and a variety of other restrictions. See "Description of the Certificates" and "Reserves and Deposits with Custodian" and Note 9 of Notes to Financial Statements (Audited).

The Company is not a bank, broker-dealer or insurance company. THE CERTIFICATES ARE NOT BANK PRODUCTS, EQUITY INVESTMENTS, ANNUITIES OR LIFE INSURANCE, AND ARE NOT GUARANTEED OR INSURED BY ANY GOVERNMENTAL AGENCY OR FUND OR PRIVATE THIRD PARTY.

Description of Property

The Company's administrative offices and State Bond's executive offices (the "Corporate Offices") are located at 2 Wisconsin Circle, Suite 700, Chevy Chase, Maryland. The main telephone number for the Corporate Offices is (301) 656-4200. The Corporate Offices are the primary location for State Bond's and the Company's investment, accounting, corporate accounting, legal and marketing activities and various support personnel. These offices contain approximately 1,500 square feet of office space held pursuant to a month-to month lease between State Bond and 1st Atlantic.

Legal Proceedings

The Company is not a party to, nor is any of its property the subject of, any material pending legal proceedings, other than ordinary litigation routine to its business.

EXECUTIVE OFFICERS AND DIRECTORS

Certain information about the Company's directors and officers, including their principal occupations for the past five years, is set out below. Members of the Board who are considered "interested persons" of the Company under the 1940 Act are indicated by an asterisk (*). The Company's directors and officers, other than directors who are not interested persons of the Company, serve in such capacities without compensation. Officers are appointed annually at the annual meeting of the Company's Board of Directors.

The individuals named below became officers and directors of the Company in July 2000, upon completion of the Acquisition and the resignation of their predecessors.

                              POSITIONS WITH THE             PRINCIPAL OCCUPATIONS
NAME AND AGE                  COMPANY                        DURING THE PAST FIVE YEARS

John J. Lawbaugh (31)*        Chairman of the                Managing Member,  State Bond & Mortgage Company,  L.L.C. (Since May
                              Board, President               2000);  President,  1st Atlantic Guaranty Corporation  (face-amount
                              and Treasurer                  certificate company); Prior to that, President,  Atlantic Pension &
                                                             Trust  (private  pension  fund  management);   President,  Atlantic
                                                             Capital Funding Corporation

Iraline G. Barnes (52)        Director                       Special  Counsel,  Roseman  & Colin  (since  1999);  Prior to that,
                                                             Senior Judge, DC Superior  Court;  Prior to that, Vice President of
                                                             Corporate Relations, Potomac Electric Power Co.

Kumar Barve (40)              Director                       Delegate to the State Senate,  Maryland; Prior to that, Accountant/
                                                             Chief Financial Officer,  Environmental  Management Services,  Inc.
                                                             (Hazardous Waste Disposal and Environmental Consulting)

                              POSITIONS WITH THE             PRINCIPAL OCCUPATIONS
NAME AND AGE                  COMPANY                        DURING THE PAST FIVE YEARS


Nancy Hopkinson (57)          Director                       Currently Retired (since 1996);  prior to that,  Teacher and School
                                                             Administrator, Montgomery County Public Schools (Maryland)

Brian Murphy (57)             Director                       Partner, Griffin, Griffin, Tarby & Murphy, LLP (law firm)


Brian P. Smith (45)*          Director and                   Vice  President,  1st Atlantic  Guaranty  Corporation  (face-amount
                               Secretary                     certificate  company);  Prior to that Operations Manager,  Atlantic
                                                             Pension  &  Trust  (private pension  fund  management); Operations
                                                             Manager, Atlantic   Capital  Funding Corporation (commercial and
                                                             residential mortgage banking) since 1996;  prior to that Operations
                                                             Manager, Enterprise Network Applications (computer software company)

Marialice B. Williams (54)    Director                       President of Risk Mitigation  Strategists;  Chairman,  D.C. Housing
                                                             Finance  Agency;  Chairman,  Advisory  Committee  of WPFW  (89.3FM)
                                                             Radio;  Prior to that,  Director,  Capital  Markets  section of the
                                                             Multifamily  Division  of Federal  National  Mortgage  Association.
                                                             (from 1989-1998)

                               ------------------------------------------------------------------------------

Board of Directors

The Board of Directors is responsible for the overall management of the Company's business. Directors are elected annually at the Company's annual meeting of shareholders. Each Director who is not an interested person of the Company receives an annual retainer of $500, plus a $750 fee for each regular or special Board meeting he or she attends. The Directors also receive reimbursement for their expenses incurred in attending any meeting of the Board. The Board generally meets quarterly.

Committees of the Board of Directors

The Company has an Audit Committee, Executive Committee and Investments Committee. The duties of each Committee and its present membership are as follows:

Audit Committee: The members of the Audit Committee consult with the Company's independent auditors if the auditors deem it desirable, and meet with the Company's independent auditors at least once annually to discuss the scope and results of the annual audit of the Company and such other matters as the

Committee members deem appropriate or desirable. Directors Barnes, Barve and Hopkinson are members of the Audit Committee.

Executive Committee: During intervals between meetings of the Board, the Executive Committee possesses and may exercise all of the powers of the Board in the management of the Company except as to those matters that specifically require action by the Board. Directors Hopkinson, Lawbaugh, and Murphy are members of the Executive Committee.

Investments Committee: The members of the Investments Committee oversee the Company's investment activities. Directors Lawbaugh, Murphy and Williams are members of the Investments Committee.

RELATIONSHIP WITH STATE BOND AND AFFILIATES

Pursuant to an Administrative Services Agreement dated as of July 19, 2000, State Bond provides administrative services to the Company. Under the terms of that Agreement, State Bond makes available certain of its property, equipment and facilities to the Company for use in its business operations. State Bond also provides the Company with certain administrative and special services, including personnel. The Company's officers also are officers of State Bond. The annual charge to the Company for the services and facilities provided by State Bond is __% of the Company's total certificate reserves as defined in the Administrative Services Agreement. State Bond's parent, 1st Atlantic, is wholly owned by John J. Lawbaugh and Brian P. Smith, officers and Directors of the Company.

In connection with the Acquisition, certain dividend payments were made by the Company to its former, and to its current, parent as described in Note 3 of the Notes to Condensed Financial Statements (unaudited) of the Company as of June 30, 2000.

INDEPENDENT AUDITORS

SBM MN's financial statements, included herein at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, have been audited by Ernst & Young LLP as set forth in their reports appearing elsewhere herein, and are included in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

SELECTED FINANCIAL DATA

The following table contains selected financial data of the Company as SBM MN for the five years ended December 31, 1999. The financial data was derived from the audited financial statements of SBM MN. The report of Ernst & Young LLP, independent auditors, with respect to the three years ended December 31, 1999, appears in this Prospectus. The financial data for the six month periods ended June 30, 2000 and 1999 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which SBM MN considers necessary for a fair presentation of the financial position and results of operations for these periods.

Operating results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2000. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, related notes, and other financial information included in this Prospectus.

                                                                                                             SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31                         JUNE 30
                                             --------------------------------------------------          --------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)        1999         1998        1997      1996      1995*          2000        1999

STATEMENT OF OPERATIONS DATA
Total investment income                      $  2,292     $ 2,826     $ 3,933   $ 4,290   $ 4,889        $ 1,003     $ 1,154
Interest credited on certificate reserves      (1,615)     (2,063)     (2,795)   (2,822)   (2,929)          (725)       (850)
Net investment spread                             677         763       1,138     1,468     1,960            278         304

Total investment and other expenses              (370)       (576)       (755)    (815)      (958)          (218)       (192)
Federal income tax (expense) benefit              102         (54)       (124)    (238)      (406)           (16)        (37)
Net investment income (loss)                      408         134         258      415        596             44          76
Net realized investment gains (losses)           (373)       (103)       (164)     317        181           (474)        (22)
Net income (loss)                                  36          31          95      732        777           (429)         53
Earnings (loss) per share **                     0.14        0.12        0.38     2.93       3.11          (1.72)        .22

BALANCE SHEET DATA (END OF PERIOD)
Total assets                                 $ 33,884     $39,354     $60,270   $55,726   $60,580        $29,235
Face-amount certificate reserves               30,117      34,068      45,127    50,186    52,460         27,248
Shareholder's equity                            4,168       5,028       4,982     5,064     4,986          1,929


* SMB MN was acquired by ARM effective as of May 31, 1995. The results of operations for 1995 represent SBM MN's historical results for the period from January 1, 1995 to May 31, 1995 combined with results of its operations subsequent to the ARM acquisition from June 1, 1995 to December 31, 1995. The operating results subsequent to the ARM acquisition include the effect of new accounting values assigned to invested assets and intangibles and differences in management and investment advisory fees charged by ARM and SBM MN's immediate predecessor.

**    Earnings (loss) per share based on 250,000 shares issued and outstanding

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The discussion and analysis of financial condition and results of operations set forth under this caption is based on the discussion and analysis of management prior to the Acquisition as included in SBM MN's Annual Report on Form 10-K for the year ended December 31, 1999 and in SBM MN's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000. The term "Company" should be read as SBM MN unless the context otherwise requires.

Results Of Operations

1999 COMPARED WITH 1998

Net investment income (net income excluding net realized investment gains and losses) was $408,673 and $133,733 for 1999 and 1998, respectively. The increase in net investment income was primarily attributable to a decrease in real estate expenses (due to the sale of real estate in 1998), and lower investment and other expenses.

Net investment spread, which is the difference between investment income and interest credited on certificate reserves, decreased to $0.7 million during 1999 from $0.8 million in 1998. These amounts reflect net investment spread of 1.20% and 1.12% during 1999 and 1998, respectively, between the Company's investment yield on average cash and investments and the average rate credited on certificate reserves. The Company's investment income decreased to $2.3 million from $2.8 million for 1999 and 1998, respectively. These amounts represent investment yields of 6.20% and 6.46% on average cash and investments of $36.9 million and $43.8 million for 1999 and 1998, respectively. This decrease in annualized investment yield on cash and investments was primarily attributable to the Company investing in lower yielding securities during 1999 compared to 1998.

Interest credited on certificate reserves was $1.6 million and $2.1 million for 1999 and 1998, respectively. These amounts represent average rates of interest credited of 5.00% and 5.34% on average certificate reserves of $32.3 million and $38.7 million for 1999 and 1998, respectively. The majority of the Company's outstanding face-amount certificates are fixed-rate three-year contracts. The Company monitors credited interest rates for new and renewal issues against competitive products, mainly bank certificates of deposit. Credited interest rate adjustments (up or down) on new certificates are made as the Company deems necessary. New and renewal contracts issued during 1999 have crediting rates that are generally lower than contracts that matured during that period, resulting in the overall decrease in the average crediting rate.

Investment and other expenses were $369,825 and $575,823 for 1999 and 1998, respectively. The decrease in investment and other expenses is primarily attributable to a decrease in management and investment advisory fees, deferred acquisition cost amortization and renewal commissions, and real estate expenses in 1999 of $53,093, $85,316 and $87,813, respectively, compared to 1998.

Realized investment losses (net of gains) were $470,507 and $152,977 for 1999 and 1998, respectively. Realized investment losses for 1998 include a loss of $178,795 related to the write-down to fair value and subsequent sale of the Company's real estate investment. Other realized investment gains and losses were primarily interest-rate related and attributable to the asset/liability management strategies of the Company. Fixed maturities and equity securities (i.e., non-redeemable preferred stock) classified as available-for-sale are sold during rising and falling interest rate environments which can result in period-to-period swings in interest-rate related realized investment gains and losses.

In the event that the Company experiences higher than historical levels of certificate surrenders, the Company might need to liquidate investments other than in accordance with its normal asset/liability management strategy and, as a result, the Company could experience substantial realized investment losses.

During 1999, net income was $36,143 compared to $30,643 in 1998. The increase was primarily attributable to an increase in net investment income partially offset by an increase in net realized investment losses.

Certificate reserves decreased $4.0 million or 11.6% during 1999, as maturities and surrenders exceeded sales and renewals. The Company believes a factor leading to the decrease was the modest increase in intermediate-term market interest rates in 1999, which enhanced the attractiveness of competing products, such as money market funds and bank certificates of deposit. For certificates reaching their maturity date during 1999 and 1998, 66% and 61%, respectively, were renewed.

1998 COMPARED WITH 1997

Net investment income (net income excluding net realized investment gains and losses) was $133,733 and $258,205 for 1998 and 1997, respectively. The decrease in net investment income was primarily attributable to a decrease in net investment spread, partially offset by lower investment and other expenses.

Net investment spread, which is the difference between investment income and interest credited on certificate reserves, decreased to $0.8 million during 1998 from $1.1 million in 1997. These amounts reflect net investment spread of 1.12% and 1.63% during 1998 and 1997, respectively, between its investment yield on average cash and investments and the average rate credited on certificate reserves. The Company 's investment income decreased to $2.8 million from $3.9 million for 1998 and 1997, respectively. These amounts represent investment yields of 6.46% and 7.43% on average cash and investments of $43.8 million and $52.9 million for 1998 and 1997, respectively. This decrease in annualized investment yield on cash and investments was primarily attributable to its investing in more corporate and plain vanilla mortgage-backed securities during 1998 compared to 1997. Further depressing the investment yield, above normal cash balances were held to provide necessary liquidity for maturing face-amount certificates.

Interest credited on certificate reserves was $2.1 million and $2.8 million for 1998 and 1997, respectively. These amounts represent average rates of interest credited of 5.34% and 5.80% on average certificate reserves of $38.7 million and $48.2 million for 1998 and 1997, respectively. The majority of its outstanding face-amount certificates are fixed-rate three-year contracts. The Company monitors credited interest rates for new and renewal issues against competitive products, mainly bank certificates of deposit. Credited interest rate adjustments (up or down) on new certificates are made as the Company deem necessary. New and renewal contracts issued during 1998 have crediting rates that are generally lower than contracts that matured during that period, resulting in the overall decrease in the average crediting rate.

Investment and other expenses were $575,823 and $755,256 for 1998 and 1997, respectively. The decrease in investment and other expenses is primarily attributable to a decrease in management and investment advisory fees and real estate expenses in 1998 of $39,333 and $76,247, respectively, compared to 1997. In addition, there was zero goodwill amortization during the year ended December 31, 1998 compared to the $23,833 for the year ended December 31, 1997. The goodwill asset became fully amortized during the second quarter of 1997.

Realized investment losses were $152,977 and $268,002 for 1998 and 1997, respectively. Realized investment losses for 1998 include a loss of $178,795 related to the write-down to fair value and subsequent sale of its real estate investment. Other realized investment gains and losses were primarily interest-rate related and attributable to its asset/liability management strategies. Fixed maturities and equity securities (i.e., non-redeemable preferred stock) classified as available-for-sale are sold during rising and falling interest rate environments which can result in period-to-period swings in interest-rate related realized investment gains and losses.

During 1998, net income was $30,643 compared to $94,688 in 1997. The decrease was primarily attributable to a decrease in net investment income partially offset by a reduction in net realized investment losses.

Certificate reserves decreased $11.1 million or 24.5% during 1998, as maturities and surrenders exceeded sales and renewals. The Company believes a significant factor leading to the decrease is that the certificate of deposit marketplace was and continues to be very competitive. For certificates reaching their maturity date during 1998 and 1997, 61% and 64%, respectively, were renewed.

Asset Portfolio Review

The Company primarily invests in securities with fixed maturities with the objective of providing reasonable returns while limiting liquidity and credit risks. The Company's investments in fixed maturities were 100% and 97% investment grade as of December 31, 1999 and 1998, respectively. Investment grade securities are those classified as 1 or 2 by the National Association of Insurance Commissioners, or where such classifications are not available, securities are classified by a nationally recognized statistical rating organization (i.e., Standard & Poor Corporation's rating of BBB- or above). Additionally, the Company's investment portfolio has no investments in real estate, mortgage loans and common equity securities. It is expected, however, that the Company will in the future make significant investments in real estate mortgage loans, and common equities, as permitted by law. As of December 31, 1999, the Company held no securities that had defaulted on principal or interest payments.

Fixed maturities include mortgage-backed and asset-backed securities, corporate securities, U.S. Treasury securities and other government obligations. Mortgage-backed securities ("MBSs"), which include pass-through securities and collateralized mortgage obligations ("CMOs"), totaled $10.3 million at December 31, 1999, representing 30.1% of total qualified assets (48.0% at December 31, 1998). The Company's investments in CMOs represented 29.2% and 46.7% of the Company's qualified assets as of December 31, 1999 and 1998, respectively. MBSs, including CMOs, are subject to risks associated with prepayments of the underlying mortgage loans. Prepayments cause these securities to have actual maturities different from those expected at the time of purchase. The degree to which a security is susceptible to either an increase or decrease in yield due to prepayment speed adjustments is influenced by the difference between its amortized cost and par, the relative sensitivity of the underlying mortgages backing the assets to prepayments in a changing interest rate environment and the repayment priority of the securities in the overall securitization structure. Prepayment sensitivity is evaluated and monitored, giving full consideration to the collateral characteristics, such as weighted average coupon rate, weighted average maturity and the prepayment history of the specific loan pool. Additionally, the Company routinely projects three-year liability and asset cash flows to monitor the level of liquidity for maturing face-amount certificates.

Based on the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company currently classifies its fixed maturity and equity securities as available-for-sale. Such securities are carried at fair value and changes in fair value, net of related deferred income taxes, are charged or credited directly to shareholder's equity. Fluctuations in interest rates during 1999 resulted in unrealized losses of $825,522 at December 31, 1999 compared to unrealized gains of $70,448 (net of $37,942 in deferred income taxes) at December 31, 1998. Volatility in reported shareholder's equity occurs as a result of the application of SFAS No. 115, which requires some assets to be carried at fair value while other assets and all liabilities are carried at historical values. As a result, adjusting the shareholder's equity for changes in the fair value of the Company's fixed maturities and equity securities without reflecting offsetting changes in the value of the Company's liabilities or other assets creates volatility in reported shareholder's equity but does not reflect the underlying economics of the Company's business.

Liquidity and Financial Resources

As of December 31, 1999, the Company had $4.6 million of qualified assets in excess of the minimum amount required by the 1940 Act and the rules and regulations promulgated thereunder by the SEC, as computed in accordance with
Section 28(b) of the 1940 Act.

The primary liquidity requirement of the Company relates to its payment of certificate maturities and surrenders. The principal sources of cash to meet such liquidity requirements are investment income and proceeds from maturities and redemptions of investments.

At December 31, 1999, cash and cash equivalents totaled $14.4 million, an increase of $11.1 million from December 31, 1998. Due to the uncertainty surrounding ARM and the ownership of the Company significantly higher levels of cash and cash equivalents were maintained in 1999. The Company's aim is to manage its cash and cash equivalents position so as to satisfy short-term liquidity needs. In connection with this management of cash and cash equivalents, the Company may invest idle cash in short duration fixed maturities to capture additional yield when short-term liquidity requirements permit.

Cash flows of $2.1 million, $2.2 million and $4.0 million were generated from operating activities in 1999, 1998 and 1997, respectively. These cash flows resulted principally from investment income, less management and investment advisory fees and commissions paid. Proceeds from sales, redemptions and maturities of investments generated $37.0 million, $50.1 million and $93.1 million in cash flows during 1999, 1998 and 1997, respectively, which were offset by purchases of investments of $22.5 million, $49.3 million and $79.5 million, respectively.


Six Months Ended June 30, 2000 Compared with Six Months Ended June 30, 1999

Net investment income (net income excluding net realized investment gains and losses) was $44,359 and $75,711 for the six months ended June 30, 2000 and 1999, respectively. The decrease in net investment income is primarily attributable to a decrease in net investment spread, partially offset by lower investment and other expenses.

Net investment spread, which is the difference between investment income and interest credited on certificate reserves, was $278,004 during the first six months of 2000 compared to $304,133 during the same period in 1999. On an annualized yield basis, these amounts reflect net investment spread of 1.11% and 0.98% for the six months ended June 30, 2000 and 1999, respectively. The Company's investment income decreased to $1.0 from $1.2 million for the six months ended June 30, 2000 and 1999, respectively. These amounts represent annualized investment yields of 6.10% and 6.07% on average cash and investments of $31.9 million and $37.6 million for the six months ended June 30, 2000 and 1999, respectively. The decrease in average cash and investments was the reason for the decrease in investment income.

Interest credited on certificate reserves was $0.7 million and $0.9 million for the six months ended June 30, 2000 and 1999, respectively. These amounts represent annualized average rates of interest credited of 4.99% and 5.09% on average certificate reserves of $28.5 million and $33.1 million for the six months ended June 30, 2000 and 1999, respectively. The majority of the Company's outstanding face-amount certificates are fixed-rate three year contracts. The Company monitors credited interest rates for new and renewal issues against competitive products, such as bank certificates of deposit. Credited interest rate adjustments (up or down) on new certificates are made as the Company deems necessary. New and renewal contracts issued during the past year have crediting rates that are generally lower than contracts that matured during that period, resulting in the overall decrease in the average crediting rate.

Investment and other expenses were $217,977 and $191,693 for the six months ended June 30, 2000 and 1999, respectively. The increase in investment and other expenses was the result of and increase in operating expenses partially offset by lower deferred acquisition cost amortization as a result of less certificates being outstanding during the period.

Realized investment losses were $453,068 and $33,689 for the six months ended June 30, 2000 and 1999, respectively. Realized investment gains and losses are primarily interest-rate related and attributable to the asset/liability management strategies of the Company. Net loss was $429,447 for the six months ended June 30, 2000 while net income was $53,813 for the six months ended June 30, 1999. The change is explained by the items discussed in the previous paragraphs including a lower level of net investment income in the six months ended June 30, 2000 compared to the previous year period and greater realized investment losses in 2000 versus 1999.

The Company primarily invests in securities with fixed maturities with the objective of providing reasonable returns while limiting liquidity and credit risks. The Company's investments in fixed maturities were 100% investment grade at both June 30, 2000 and December 31, 1999. Investment grade securities are those classified as 1 or 2 by the National Association of Insurance Commissioners, or where such classifications are not available, securities are classified by a nationally recognized statistical rating organization (i.e., Standard & Poor's Corporation's rating of BBB- or above). Additionally, the Company's investment portfolio has no investments in real estate, mortgage loans and common equity securities. It is expected, however, that the company will in the future make significant investments in real estate mortgage loans and common equities, as permitted by law. As of June 30, 2000, the Company held no securities, which had defaulted, on principal or interest payments.

Fixed maturities include mortgage-backed and asset-backed securities, corporate securities, U.S. Treasury securities and other government obligations. Mortgage-backed securities ("MBSs"), which include pass-through securities but are primarily collateralized mortgage obligations ("CMOs"), totaled $9.1 million at June 30, 2000, representing 31.9% of total qualified assets (30.1% at December 31, 1999). MBSs, including CMOs, are subject to risks associated with prepayments of the underlying mortgage loans. Prepayments cause these securities to have actual maturities different from those expected at the time of purchase. The degree to which a security is susceptible to either an increase or decrease in yield due to prepayment speed adjustments is influenced by the difference between its amortized cost and par, the relative sensitivity of the underlying mortgages backing the assets to prepayments in a changing interest rate environment and the repayment priority of the securities in the overall securitization structure.

Certificate reserves decreased $2.9 million or 9.4% during the first six months of 2000, as maturities and surrenders exceeded sales and renewals. The Company believes a factor leading to the decrease was the modest increase in intermediate-term market interest rates in 2000 which enhanced the attractiveness of competing products, such as money market funds and bank certificates of deposit. For face-amount certificates reaching their maturity date during the six months ended June 30, 2000 and 1999, 41% and 68%, respectively, were renewed.

On June 20, 2000 the Board of Directors declared a $2.1 million dividend. The dividend was paid to the sole shareholder of the Company, ARM Financial Group on June 21, 2000.

SBM CERTIFICATE COMPANY

                         INDEX TO FINANCIAL STATEMENTS

SBM Certificate Company ((Minnesota))

      Audited Financial Statements:

      Report of Independent Auditors
      Balance Sheets as of December 31, 1999 and 1998
      Statements of Operations for the Years Ended December 31, 1999, 1998, and 1997
      Statements of Shareholder's Equity for the Years Ended December 31, 1999, 1998 and 1997
      Statements of Cash Flows for the Years Ended December 31, 1999, 1998 and 1997
      Notes to Financial Statements

      Unaudited Financial Statements:

      Condensed Balance Sheets as of June 30, 2000 (Unaudited) and December 31, 1999
      Condensed Statement of Operations for the Six Months Ended June 30, 2000 and 1999 (Unaudited).
      Condensed Statements of Cash Flows for the Six Months Ended March 31, 2000 and 1999 (Unaudited)
      Notes to Financial Statements for the Six Months Ended June 30, 2000 and 1999.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
SBM Certificate Company ((Minnesota))

We have audited the accompanying balance sheets of SBM Certificate Company (Minnesota) as of December 31, 1999 and 1998, and the related statements of operations, shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Since the date of completion of our audits of the accompanying financial statements and initial issuance of our report thereon dated March 31, 2000, which report contained an explanatory paragraph regarding the Company's ability to continue as a going concern, the Company's parent, as discussed in the last paragraph of Note 2, has completed a sale agreement with 1st Atlantic Guaranty Corporation. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SBM Certificate Company (Minnesota) at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                                          /S/ ERNST & YOUNG LLP
                                                          ---------------------
                                                          ERNST & YOUNG LLP


Louisville, Kentucky
March 31, 2000
Except for the last paragraph of Note 2, as to which the date is July 19, 2000


                      SBM CERTIFICATE COMPANY (MINNESOTA)
                                BALANCE SHEETS


                                                                                          DECEMBER 31,
                                                                                          ------------
                                                                                   1999                  1998
                                                                                   ----                  ----

ASSETS

Qualified assets:

 Cash and investments:

   Investments in securities of unaffiliated issuers:

     Fixed maturities, available-for-sale, at fair value (amortized cost:
       1999-$19,886,594; 1998-$34,136,751)                                         $ 18,998,215          $ 34,149,196
     Equity securities, at fair value (cost: 1999-1998 - $290,688)                      353,545               390,776
   Certificate loans                                                                    124,933               164,209
   Cash and cash equivalents                                                         14,407,479             3,279,970
                                                                                   ------------          ------------
 Cash and investments                                                                33,884,172            37,984,151

 Receivables:
   Dividends and interest                                                               180,962               296,013
   Receivable for investment securities sold                                             53,997                22,249
                                                                                   ------------          ------------
 Total receivables                                                                      234,959
                                                                                   ------------          ------------
Total qualified assets                                                               34,119,131            38,302,413

Other fixed maturities, available-for-sale, at fair value
  Cost: 1998-$851,978) (unaffiliated issuer)                                              -                   847,835
Deferred acquisition costs                                                              150,400               204,228
Other assets                                                                             15,368                     -
                                                                                   ------------          ------------

Total assets                                                                       $ 34,284,899          $ 39,354,476
                                                                                   ============          ============


                      SBM CERTIFICATE COMPANY (MINNESOTA)
                          BALANCE SHEETS (CONTINUED)


                                                                                          DECEMBER 31,
                                                                                          ------------
                                                                                   1999                  1998
                                                                                   ----                  ----
LIABILITIES AND SHAREHOLDER'S EQUITY

Liabilities:

  Certificate reserves                                                             $ 30,116,686          $ 34,067,826
  Deferred federal income taxes                                                               -                27,265
  Accounts payable and other liabilities                                                      -               231,345
                                                                                   -------------         ------------
Total liabilities                                                                    30,116,686            34,326,436

Shareholder's equity:
  Common stock, $1 par value; 1,000,000 shares authorized;
   250,000 shares issued and outstanding                                                250,000               250,000
  Additional paid-in capital                                                          3,050,000             3,050,000
  Accumulated other comprehensive income (loss) from net unrealized
   Gains and losses on available-for-sale securities                                   (825,522)               70,448
  Retained earnings                                                                   1,693,735             1,657,592
                                                                                   -------------         ------------
Total shareholder's equity                                                            4,168,213             5,028,040
                                                                                   -------------         ------------

Total liabilities and shareholder's equity                                         $ 34,284,899          $ 39,354,476
                                                                                   =============         ============

SEE ACCOMPANYING NOTES.


                      SBM CERTIFICATE COMPANY (MINNESOTA)
                           STATEMENTS OF OPERATIONS


                                                                            YEAR ENDED DECEMBER 31,
                                                                            -----------------------

                                                                 1999                1998                1997
                                                                 ----                ----                ----

Investment income:
  Interest income from securities                                $ 2,261,957         $ 2,699,491       $ 3,729,295
  Other investment income                                             29,602             127,006           203,810
                                                                 ------------        ------------      ------------
Total investment income                                            2,291,559           2,826,497         3,933,105

Investment and other expenses:
  Management and investment advisory fees                            154,042             207,135           246,468
  Deferred acquisition cost amortization and
   renewal commissions                                               193,973             279,289           288,974
  Real estate expenses                                                 2,610              90,423           166,670
  Amortization of goodwill                                                 -                   -            23,833
  Other expenses (income)                                             19,200              (1,024)           29,311
                                                                 ------------        ------------      ------------
Total investment and other expenses                                  369,825             575,823           755,256

Interest credited on certificate reserves                          1,615,074           2,063,311         2,795,360
                                                                 ------------        ------------      ------------
Net investment income before
  Income taxes                                                       306,660             187,363           382,489
Income tax benefit (expense)                                         102,013             (53,630)         (124,284)
                                                                 ------------        ------------      ------------
Net investment income                                                408,673             133,733           258,205

Realized investment losses                                          (470,507)           (152,977)         (268,002)
Income tax benefit on realized
  Investment losses                                                   97,977              49,887           104,485
                                                                 ------------        ------------      ------------
Net realized investment losses                                      (372,530)           (103,090)         (163,517)
                                                                 ------------        ------------      ------------

Net income                                                       $    36,143         $    30,643       $    94,688
                                                                 ============        ============      ============

SEE ACCOMPANYING NOTES.


                      SBM CERTIFICATE COMPANY (MINNESOTA)
                      STATEMENTS OF SHAREHOLDER'S EQUITY


                                            COMMON          ADDITIONAL        ACCUMULATED OTHER                         TOTAL
                                                             PAID-IN       COMPREHENSIVE INCOME        RETAINED      SHAREHOLDER'S
                                            STOCK             CAPITAL              (LOSS)              EARNINGS         EQUITY
                                       --------------------------------------------------------------------------------------------


Balance, January 1, 1997                   $250,000          $3,050,000     $ 231,541                  $1,532,261      $ 5,063,802

  Net income                                                                                               94,688           94,688

  Change in net unrealized
  Gains on available-for-sale
  Securities, net of tax                                                     (176,818)                                    (176,818)
                                                                                                                       ------------
  Comprehensive loss                                                                                                       (82,130)
                                           ----------------------------------------------------------------------------------------
Balance, December 31, 1997                  250,000           3,050,000        54,723                   1,626,949        4,981,672

  Net income                                                                                               30,643           30,643
  Change in net unrealized
  Gains on available-for-sale
  Securities, net of tax                                                       15,725                                       15,725
                                                                                                                       ------------
  Comprehensive income                                                                                                      46,368
                                           ----------------------------------------------------------------------------------------
Balance, December 31, 1998                  250,000           3,050,000        70,448                   1,657,592        5,028,040

  Net income                                                                                               36,143           36,143
  Change in net unrealized
  Gains (losses) on available-
  for-sale securities, net of
  tax                                                                        (895,970)                                    (895,970)
                                                                                                                       ------------
  Comprehensive loss                                                                                                      (859,827)

Balance, December 31, 1999                 $250,000          $3,050,000     $(825,522)                 $1,693,735      $  4,168,213
                                           ========          ==========     ==========                 ==========      ============

SEE ACCOMPANYING NOTES.


                      SBM CERTIFICATE COMPANY (MINNESOTA)
                           STATEMENTS OF CASH FLOWS

                                                                                     YEAR ENDED DECEMBER 31,
                                                                   -------------------- ------------------- --------------------
                                                                          1999                 1998                1997
                                                                   -------------------- ------------------- --------------------
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net income                                                              $   36,143           $    30,643         $     94,688
  Adjustments to reconcile net income to cash flows
  Provided by operating activities:
  Provision for certificate reserves                                       1,615,074           2,063,311            2,795,360
  Realized investment losses                                                 470,507             152,977              268,002
  Deferral of acquisition costs                                             (140,145)           (325,523)            (314,805)
  Amortization of deferred acquisition costs and
  Renewal commissions                                                        193,973             279,289              288,974
  Other amortization and depreciation                                         23,711             110,043              465,553
  Deferred tax expense (benefit)                                              11,513             (79,525)            (162,627)
  Decrease in dividends and interest receivable                              115,051              32,503              205,442
  Changes in other assets and liabilities                                   (247,085)            (57,214)             323,092
                                                                        -------------        ------------        -------------
Cash flows provided by operating activities                                2,078,742           2,206,504            3,963,679

CASH  FLOWS  PROVIDED  BY  (USED  IN)  INVESTING  ACTIVITIES:
Fixed  maturity investments:
  Purchases                                                              (22,469,407)        (49,260,045)         (79,455,679)
  Maturities and redemptions                                              26,873,872          24,117,893           10,812,744
  Sales                                                                   10,171,240          26,000,513           82,250,553
Sales, maturities and redemptions-mortgage loans and real
estate                                                                             -             260,296                3,091
Repayment of certificate loans, net                                           39,276              22,083               87,076
                                                                        -------------        ------------        -------------
Cash flows provided by investing activities                               14,614,981           1,140,740           13,697,785

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Amounts paid to face-amount certificate holders                           (5,737,826)        (13,423,346)          (8,179,248)
Amounts received from face-amount certificate holders                        171,612             301,208              325,456
                                                                        -------------        ------------        -------------
Cash flows used in financing activities                                   (5,566,214)                              (7,853,792)
                                                                        -------------        ------------        -------------
Net change in cash and cash equivalents                                   11,127,509          (9,774,894)           9,807,672
Cash and cash equivalents at beginning of year                             3,279,970          13,054,864            3,247,192
                                                                        -------------        ------------        -------------

Cash and cash equivalents at end of year                                $ 14,407,479         $ 3,279,970          $13,054,864
                                                                        =============        ============        =============

SEE ACCOMPANYING NOTES.

                      SBM CERTIFICATE COMPANY (MINNESOTA)

                         NOTES TO FINANCIAL STATEMENTS

1.    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION
      SBM Certificate Company (Minnesota) (the "Company") has been a wholly owned subsidiary of ARM Financial Group, Inc. ("ARM") since June 14, 1995.

NATURE OF OPERATIONS
      The Company is an issuer of face-amount certificates and is registered under the Investment Company Act of 1940 (the "1940 Act"). A face-amount certificate is an obligation of the Company requiring the Company to pay certificate holders the original invested amount of the certificate, plus a three-year fixed-rate return, at a given maturity date. The Company's face-amount certificates are sold primarily in the Midwest. Face-amount certificates, which are similar to bank certificates of deposit, generally compete with various types of individual savings products offered by banks and insurance companies that provide a fixed rate of return on investors' money.

BASIS OF PRESENTATION
      The financial statements are prepared in accordance with accounting principles generally accepted in the United States.

INVESTMENTS
      Fixed maturities and equity securities are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of taxes, reported as a separate component of shareholder's equity in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The amortized cost of fixed maturities classified as available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization or accretion is computed using the interest method and is included in investment income. Anticipated prepayments on mortgage-backed securities are considered in determining the effective yield on such securities. If a difference arises between anticipated and actual prepayments, the carrying value of the investment is adjusted with a corresponding charge or credit to investment income. Interest and dividends are included in investment income. Certificate loans are carried at their unpaid principal balances. Cash and cash equivalents consist of highly liquid investments with maturities of three months or less from the time of purchase. Security transactions are accounted for on the date the order to buy or sell is executed. Realized gains and losses on the sale of investments are determined based upon the specific identification method.

      Other invested assets includes real estate, which is recorded at cost, less accumulated depreciation since the Acquisition.

DEFERRED ACQUISITION COSTS
      Costs of issuing new face-amount certificates, principally commissions, have been deferred. These costs are amortized on a straight-line basis over the initial maturity period of the certificates which is three years.

FACE-AMOUNT CERTIFICATE RESERVES
      Face-amount certificates issued by the Company entitle certificate holders, who have made either single or installment payments, to receive a definite sum of money at maturity. Certificate reserves accrue interest, and cash surrender values are less than accumulated certificate reserves prior to maturity dates. The reserve accumulation rates, cash surrender values, and certificate reserves, among other matters, are governed by the 1940 Act.

INCOME TAXES
      The Company uses the liability method of accounting for income taxes. The Company files a consolidated federal income tax return with ARM and ARM's other non-life insurance subsidiaries. Pursuant to a tax sharing agreement, the consolidated income tax due is allocated among the companies based on each company's proportionate share of taxable income. When tax benefits are recognized for losses, (capital and operating) to the extent they can be used in the consolidated return, the company that originally generated the loss is reimbursed by the benefited company. However, in the event that no consolidated tax is owed, the tax sharing agreement does not require ARM to reimburse its subsidiaries for the use of a subsidiary's losses to offset ARM income.

USE OF ESTIMATES
      The preparation of financial statements requires management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.    MATERIAL EVENTS OF PARENT COMPANY

      As discussed in Note 1, the Company was a wholly-owned subsidiary of ARM as of December 31, 1999, and pursuant to an Investment Services Agreement and an Administrative Services Agreement, the Company's operations were administered and managed by ARM. On July 29, 1999, ARM announced that it was restructuring its institutional business and positioning its retail business and technology operations for the sale of ARM or its businesses or its assets. Following the July 29, 1999 announcement, the ratings of ARM and Integrity were significantly lowered several times by four major rating agencies, materially and adversely affecting Integrity's ability to market and maintain persistency of retail products. As a result, ARM sought protection with respect to its insurance subsidiary, Integrity, from the Ohio Department of Insurance. Integrity is domiciled in Ohio. On August 20, 1999, Integrity consented to a Supervision Order issued by the Ohio Department of Insurance. The supervision order was terminated on March 3, 2000 as a result of the consummation of the Insurance Transaction.

      On December 17, 1999 ARM announced that it had signed a definitive agreement whereby Western and Southern Life Insurance Company ("Western and Southern") would acquire ARM's insurance subsidiaries, Integrity Life Insurance Company ("Integrity") and National Integrity Life Insurance Company. The acquisition of the insurance companies by Western and Southern was implemented in a voluntary petition for relief under chapter 11 of the Bankruptcy Code filed on December 20, 1999 in the United States Bankruptcy

Court for the District of Delaware.  In re: ARM Financial  Group,  Inc.,  Case
No.: 99-4430 (Judge Walsh). On March 3, 2000 ARM completed the sale of its insurance subsidiaries to Western and Southern ("the Insurance Transaction").

      Western and Southern did not acquire the Company or ARM Securities. As a result of the consummation of the Insurance Transaction, the vast majority of ARM's employees, including the employees who support the Company, became employees of Integrity (see Item 7 below). Employees of Integrity are assisting ARM in winding up ARM's affairs, including the administration of the Company, pursuant to a Transition Services Agreement dated March 3, 2000 ("the Transition Services Agreement"). The Transition Services Agreement has a term of eighteen months, but may be terminated by Western and Southern after six months, upon 90 days notice.

      Pursuant to a Letter Agreement dated February 17, 2000 (as amended on March 1, 2000, the "WTR&A Agreement"), ARM retained Walker, Truesdell, Radick & Associates ("WTR&A") as its Restructuring Agent, to provide consulting and management services to ARM, including services related to the sale of the Company to 1st Atlantic. On March 2, 2000, WTR&A's retention was approved by the Bankruptcy Court. WTR&A is a consulting firm that specializes in crisis management, bankruptcy administration and asset liquidation services.

      On March 28, 2000 ARM and the Company entered into a stock purchase agreement to sell the Company to 1st Atlantic Guaranty Corporation ("1st Atlantic") (the "Purchase Agreement"). The Purchase Agreement was submitted to the Bankruptcy Court for approval. An auction between interested bidders was conducted, 1st Atlantic ultimately prevailed. The Purchase Agreement as approved by the Bankruptcy Court provides for a purchase price of $1,400,000. Of the purchase price, $1,000,000 will be paid directly to ARM and $400,000 will be placed in escrow for 18 months. The escrowed proceeds shall be used to secure certain indemnifications of ARM. Immediately prior to the closing of the sale, the Company shall (subject to obtaining appropriate regulatory approvals) dividend to ARM an amount equal to the Company's shareholders' equity less (i) $450,000 and (ii) estimated deferred acquisition costs net of income taxes. The dividend will be in the form of a transfer of certain securities, in kind, and the balance, if any, in cash or cash equivalents. The transaction was approved by the Bankruptcy Court on April 27, 2000, and closed on July 19, 2000.

3.    INVESTMENTS

The amortized cost and estimated fair values of available-for-sale securities were as follows:

                                                                     GROSS             GROSS
                                                                   UNREALIZED       UNREALIZED          ESTIMATED
                                                  COST               GAINS            LOSSES           FAIR VALUE
                                                  ----             ----------       ----------         -----------

DECEMBER 31, 1999:
  Fixed maturities:
  Mortgage-backed securities                      $10,558,001      $     28         $282,218           $10,275,811
  Corporate securities                              8,161,388         7,405          569,999             7,598,794
  U.S. Treasury securities and
   obligations of U.S. government
   agencies                                           414,246           205           31,388               383,063
  Foreign governments                                 450,602             -           13,220               437,382
  Asset-backed securities                             139,908             -            2,583               137,325
  Obligations of state and
   political subdivisions                             162,449         3,435               44               165,840
                                                  -----------      --------         --------           -----------
   Total fixed maturities                          19,886,594        11,073          899,452            18,998,215
   Equity securities                                  290,688        62,857                -               353,545
                                                  -----------      --------         --------           -----------
    Total available-for-sale
    securities                                    $20,177,282      $ 73,930         $899,452           $19,351,760
                                                  ===========      ========         ========           ===========

DECEMBER 31, 1998:
  Fixed maturities:
  Mortgage-backed securities                      $18,342,358      $ 74,953         $ 45,435           $18,371,876
  Corporate securities                              9,637,558        75,980          115,474             9,598,064
  U.S. Treasury securities and
   obligations of U.S.
   government agencies                              6,062,081        58,793            7,162             6,113,712
  Foreign governments                                 450,787             -           42,056               408,731
  Asset-backed securities                             334,340             -            2,643               331,697
  Obligations of state and
  political subdivisions                              161,605        11,346                -               172,951
                                                  -----------      --------         --------           -----------
  Total fixed maturities                           34,988,729       221,072          212,770            34,997,031
  Equity securities                                   290,688       100,088                -               390,776
                                                  -----------      --------         --------           -----------
   Total available-for-sale                       $35,279,417      $321,160         $212,770           $35,387,807
   securities
                                                  ===========      ========         ========           ===========

      The amortized cost and estimated fair value of fixed maturity securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties and because mortgage-backed and asset-backed securities provide for periodic payments throughout their life.

                                                                   DECEMBER 31, 1999
                                                                  ------------------

                                                                          ESTIMATED
                                                                            FAIR
                                                      COST                VALUE
                                                      ----               ---------

FIXED MATURITIES:
   Due in one year or less                            $   194,735        $   194,940
   Due after one year through five years                  473,531            460,734
   Due after five years through ten years               2,780,967          2,579,918
   Due after ten years                                  5,739,452          5,349,487
   Asset-backed securities                                139,908            137,325
   Mortgage-backed securities                          10,558,001         10,275,811
                                                      -----------        -----------
     Total fixed maturities                           $19,886,594        $18,998,215
                                                      ===========        ===========


      Gross gains of $101,621, $123,867 and $765,664 and gross losses of $572,128, $95,449 and $1,082,809 were realized on sales of fixed maturities classified as available-for-sale for the year ended December 31, 1999, 1998, and 1997, respectively.

      Gross gains of $23,459 and $49,143 were recognized on equity securities sold during 1998 and 1997, respectively. Gross losses of $1,062, were recognized on equity securities sold for the year ended December 31, 1998. There were no gross losses recognized on equity securities sold for the year ended December 31, 1997. There were no gross gains or losses recognized on equity securities sold for the year ended December 31, 1999.

      During 1998, the Company sold its sole investment in real estate and realized a loss of $178,795 associated with the transaction.

4.    COMPREHENSIVE INCOME

      Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including net income and the change in unrealized gains or losses on the Company's available-for-sale securities.

      The following table shows, for available-for-sale securities, a reconciliation of the net unrealized gain (loss) arising during the period and the change in net unrealized gains (losses) as reported on the accompany statements of shareholder's equity. Amounts are reported net of related tax at the 35% statutory rate.


                                                                          YEAR ENDED DECEMBER 31,
                                                                          -----------------------
                                                                1999                1998               1997
                                                                ----                ----               ----
  Net unrealized gain (loss) arising
   During period on available-for-sale securities               $(1,162,300)        $ 99,925           $(235,975)

  Reclassification adjustment for net realized
   (gains) losses included in net income                            266,330          (84,200)             59,157
                                                                ------------        ---------          ----------

  Change in net unrealized gains (losses) on
   Available-for-sale securities                                $  (895,970)        $ 15,725           $(176,818)
                                                                ============        =========          ==========

5.    CERTIFICATE RESERVES

      Total certificate reserves at December 31 are summarized as follows:

                                                                                       MINIMUM          ADDITIONAL
                                                    1999                1998           INTEREST          INTEREST
                                                    ----                ----           --------         -----------


      Fully-paid certificates:

       Single-payment series 503                    $27,085,547         $30,754,255    2.50%            2.10% to
                                                                                                        4.60%
       Installment                                    1,958,776           2,084,595    2.50% to         1.50% to
                                                                                       3.50%            2.75%
       Optional settlement                              534,582             594,300    2.50% to         2.00% to
                                                                                       3.00%            2.75%

       Due to unlocated certificate                       3,191               3,126    None
       holders
                                                    -----------          ----------
                                                     29,582,096          33,436,276

      Installment certificates:
       Reserves to mature, by series:
        120, and 220                                    256,219             302,400    3.25%            1.75% to
                                                                                                        2.00%
        315                                             120,540             135,104    3.50%            1.50% to
                                                                                                        1.75%
        Advance payments                                157,831             194,046        *                *
                                                    -----------          ----------
                                                        534,590             631,550
                                                    -----------          ----------
         Total certificate reserves                 $30,116,686         $34,067,826

                                                    ===========         ===========



      * Minimum interest rates on advance payments are generally the same as the rates on scheduled installment payments. Interest credited on advance payments, however, is accruing at 5.00% and will continue at that rate through 2000.

6.    FAIR VALUES OF FINANCIAL INSTRUMENTS

      The following disclosure of the estimated fair values of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgement was required to develop these estimates. Accordingly, the estimates are not necessarily indicative of the amounts which could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.


                                                        DECEMBER 31, 1999                     DECEMBER 31, 1998
                                                        -----------------                     -----------------

                                                CARRYING VALUE     ESTIMATED FAIR     CARRYING VALUE     ESTIMATED FAIR
                                                                        VALUE                                VALUE
                                                --------------     --------------     ---------------    --------------

Assets:

  Fixed maturities                              $18,998,215        $18,998,215        $34,997,031         $34,997,031
   Equity securities                                353,545            353,545            390,776             390,776
   Certificate loans                                124,933            124,933            164,209             164,209
   Cash and cash equivalents                     14,407,479         14,407,479          3,279,970           3,279,970
Liabilities:
  Certificate reserves                           30,116,686         30,223,837         34,067,826          34,251,701
  Accounts payable and other liabilities                  -                  -            231,345             231,345

      The following methods and assumptions were used in estimating fair values:

      Fair values for investments in securities are based on quoted market prices, where available. For fixed maturities and equity securities for which a quoted market price is not available, fair values are estimated using internally calculated estimates or quoted market prices of comparable instruments.

CERTIFICATE LOANS
      The carrying value of certificate loans approximates their fair value.

CASH AND CASH EQUIVALENTS
      The carrying amounts of cash and cash equivalents approximate their fair value given the short-term nature of these assets.

CERTIFICATE RESERVES
      The fair value of certificate reserves is based on a discounted cash flow analysis, using the current interest rate offered on new certificates of 5.00% at December 31, 1999 and 1998.

OTHER INVESTED ASSETS, OTHER ASSETS, ACCOUNTS PAYABLE AND OTHER LIABILITIES
      The financial statement carrying amounts of other invested assets, other assets, accounts payable and other liabilities are deemed to be a reasonable approximation of their fair value.

7.    FEDERAL INCOME TAXES

      Deferred federal income taxes reflect the net tax effects of (i) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (ii) operating and capital losses. Significant components of the deferred tax liabilities and assets as of December 31, 1999 and December 31, 1998 were:


                                                                                            DECEMBER 31,
                                                                                  ----------------------
                                                                                       1999              1998
                                                                                       ----              ----
Deferred tax liabilities:
  Net unrealized gains on available-for-sale securities                               $       -          $  37,936
  Other                                                                                   1,617              1,616
                                                                                      ----------         ----------
    Total deferred tax liabilities                                                        1,617             39,552

Deferred tax assets:
  Net unrealized losses on available for sale securities                                288,933                  -
  Investments                                                                            96,145             73,867
  Capital loss carryover                                                                138,683                  -
   Net operating loss carryforward                                                            -             58,420
                                                                                      ----------         ----------
    Total deferred tax assets                                                           523,761            132,287
  Valuation allowance for deferred tax assets                                          (522,144)          (120,000)
                                                                                      ----------         ----------
    Net deferred tax assets                                                               1,617             12,287
                                                                                      ----------         ----------
  Deferred tax liabilities shown on the accompanying balance sheets                   $       -          $  27,265
                                                                                      ==========         ==========

      The Company's net operating loss carryforward of $166,915 at December 31, 1998 was fully utilized in 1999.

      The components of the provision for federal income tax expense consist of the following:


                                                                            YEAR ENDED DECEMBER 31,
                                                                            -----------------------

                                                                   1999                1998              1997
                                                                   ----                ----              ----
Current                                                            $(211,503)          $ 83,268         $ 182,426
Deferred                                                              11,513            (79,525)         (162,627)
                                                                   ----------          ---------        ----------
Total federal income tax expense (benefit)                         $(199,990)          $  3,743         $  19,799
                                                                   ==========          =========        ==========

      In the event that future tax assets are recognized on deductible temporary differences for which a valuation allowance was provided at the Acquisition date, such benefits are applied to first reduce the balance of goodwill. During 1997, goodwill was reduced by $89,262 as a result of realizing such benefits. No such benefits were realized in 1999 and 1998. The 1997 reduction in the valuation allowance of $314,521 reduced the goodwill balance to zero.

      Federal income tax expense differs from that computed by using the federal income tax rate of 35% as shown below.

                                                                            YEAR ENDED DECEMBER 31,
                                                                            -----------------------

                                                                   1999                1998              1997
                                                                   ----                ----              ----
Income tax expense (benefit) at statutory rate                     $ (57,346)          $  12,035         $ 40,070
Unreimbursed capital loss carryover used by ARM                            -             281,842                -
Increase (decrease) in valuation allowance related to
  Capital loss carryover                                              66,700            (280,000)               -
Decrease in contingent tax liability                                (200,000)                  -                -
Dividend received deduction                                           (7,211)             (7,749)         (12,457)
Tax-exempt interest                                                   (2,612)             (4,194)          (5,677)
Goodwill amortization                                                      -                   -            8,342
Other                                                                    479               1,809          (10,479)
                                                                   ----------          ----------        ---------
Total federal income tax expense (benefit)                         $(199,990)          $   3,743         $ 19,799
                                                                   ==========          ==========        =========


      The Company files a consolidated federal income tax return with ARM and ARM's other non-life insurance subsidiaries. At December 31, 1999 and 1998, ($28,282) and $103,373 were due to/(from) ARM, respectively, pursuant to the tax sharing agreement, related to ordinary losses.

8.    RELATED PARTY TRANSACTIONS

      Management and investment advisory fee expenses reflected in the accompanying financial statements represent allocations of expenses from ARM. These allocations include amounts for administrative and investment services, including use of property, equipment and facilities. The allocations are currently based on the proportion which such business and assets managed represents of all of ARM's and its subsidiaries' business activities. The allocations were $154,042, $207,135, and $246,468 for the years ended December 31, 1999, 1998, and 1997, respectively. Management believes that the methods used to allocate such expenses are reasonable.

      The Company has paid ARM Securities Corporation, an affiliate, $140,145, $325,523 and $314,805 for the years ended 1999, 1998 and 1997, respectively, for sales commissions and other issuance, underwriting and sales expenses.

9.    SHAREHOLDER'S EQUITY AND REGULATORY MATTERS

      The Company is subject to two principal restrictions relating to its regulatory capital requirements. First, under the 1940 Act, the Company is required to establish and maintain qualified assets (as defined in Section 28(b) of the 1940 Act) having a value not less than the aggregate of certificate reserves plus $250,000 ($30.4 million and $34.3 million at December 31, 1999 and 1998, respectively). The Company had qualified assets (at amortized cost) of $34.9 million and $38.2 million at those respective dates.

      For purposes of determining compliance with the foregoing provisions, qualified assets are valued in accordance with District of Columbia Insurance Laws (the "D.C. Laws") as required by the 1940 Act. Qualified assets for which no provision for valuation is made in the D.C. Laws are valued in accordance with rules, regulations, or orders prescribed by the SEC. These values are the same as the financial statement carrying values, except that for financial statement purposes, fixed maturities and equity securities classified as available-for-sale are carried at fair value. For qualified asset purposes, fixed maturities classified as available-for-sale are valued at amortized cost and equity securities are valued at cost.

      Second, the (Minnesota) Department of Commerce ("MDC") has historically recommended to the Company that face-amount certificate companies should maintain a ratio of shareholder's equity to total assets of a minimum of 5% based upon a valuation of available-for-sale securities at amortized cost for purposes of this calculation. Under this formula, the Company's capital ratio was 14.0% and 12.6% at December 31, 1999 and 1998, respectively.

      Pursuant to the required calculations of various states, the provisions of the certificates, depository agreements, and the 1940 Act, qualified assets of the Company were deposited with independent custodians to meet certificate liability requirements as of December 31, 1999 and 1998, as shown in the following table. Certificate loans, secured by applicable certificate reserves, are deducted from certificate reserves in computing deposit requirements.


                                                                                      1999                  1998
                                                                                      ----                  ----
Qualified assets on deposit with:
  Central depositary                                                                  $34,214,584           $37,534,866
  State governmental authorities                                                          197,021               196,143
                                                                                      -----------           -----------
   Total qualified assets on deposit                                                   34,411,605           $37,731,009
                                                                                      ============          ===========

  Required deposits (certificate reserves less certificate loans
   plus $250,000)                                                                     $30,241,753           $34,153,617
                                                                                      ===========           ===========

Qualified assets on deposit consisted of investment securities, at cost plus accrued interest at December 31, 1999 and 1998.

                      SBM CERTIFICATE COMPANY (MINNESOTA)
                           CONDENSED BALANCE SHEETS


                                                                                    JUNE 30,                DECEMBER 31,
                                                                                      2000                      1999
                                                                                    -----------             ------------
                                                                                    (UNAUDITED)
ASSETS
Qualified assets:
   Cash and investments:
     Investments in securities of unaffiliated issuers:
       Fixed maturities, available-for-sale, at fair value (amortized cost:
         June 30, 2000-$13,877,894; December 31, 1999-$19,886,594)                  $ 13,332,788            $ 18,998,215
       Equity securities, at fair value (cost:  June 30, 2000-$165,372;
         December 31, 1999-$290,688)                                                     175,071                 353,545
     Certificate loans                                                                   110,545                 124,933
     Cash and cash equivalents                                                        15,228,645              14,407,479
                                                                                    ------------            ------------
   Total cash and investments                                                         28,847,049              33,884,172

   Receivables:
     Dividends and interest                                                              140,673                 180,962
     Receivable for investment securities sold                                           110,383                  53,997
                                                                                    ------------            ------------
    Total receivables                                                                    251,056                 234,959
                                                                                    ------------            ------------
Total qualified assets                                                                29,098,105              34,119,131

Other assets                                                                                  --                  15,368
Deferred acquisition costs                                                               136,979                 150,400
                                                                                    ------------            ------------

Total assets                                                                        $ 29,235,084            $ 34,284,899
                                                                                    ============            ============

                      SBM CERTIFICATE COMPANY (MINNESOTA)
                     CONDENSED BALANCE SHEETS (CONTINUED)

                                                                                    JUNE 30,                DECEMBER 31,
                                                                                      2000                      1999
                                                                                    -----------             ------------
                                                                                    (UNAUDITED)
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
  Certificate reserves                                                              $27,248,206             $ 30,116,686
  Accounts payable and other liabilities                                                  57,997                    --
                                                                                    ------------            ------------
Total liabilities                                                                    27,306,203               30,116,686

Shareholder's equity:
  Common stock, 250,000 shares issued                                                   250,000                  250,000
  Additional paid-in capital                                                          3,050,000                3,050,000
  Retained earnings (deficit)                                                          (835,712)               1,693,735
  Accumulated other comprehensive loss from
   net unrealized losses on available-for-sale securities                              (535,407)                (825,522)
                                                                                    ------------            ------------
Total shareholder's equity                                                            1,928,881                4,168,213
                                                                                    ------------            ------------

Total liabilities and shareholder's equity                                          $29,235,084               34,284,899
                                                                                    ============            ============

 SEE ACCOMPANYING NOTES.

                      SBM CERTIFICATE COMPANY (MINNESOTA)
                CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)



                                                                JUNE 30,                           JUNE 30,
                                                        2000              1999               2000             1999
                                                        ----------------------               ---------------------
Investment income:
  Interest income from securities                       $ 460,862         $  561,739         $  990,008       $ 1,139,363
  Other investment income (losses)                         (3,707)            12,185             13,212            14,782
                                                        ----------        -----------        -----------      -----------
Total investment income                                   457,155            573,924          1,003,220         1,154,145

Investment and other expenses:
  Management and investment advisory fees                  32,980             15,687             68,700            68,700
  Deferred acquisition cost amortization and
  renewal commissions                                      42,002             52,426             85,496           108,367
  Other expenses                                           54,489              9,720             63,781            14,626
                                                        ----------        -----------        -----------      -----------

Total investment and other expenses                       129,471             77,833            217,977           191,693

Interest credited on certificate reserves                 348,801            417,101            725,216           850,012
                                                        ----------        -----------        -----------      -----------
Net investment income before federal income taxes
                                                          (21,117)            78,990             60,027           112,440
Income tax expense                                          2,508            (25,004)           (15,668)          (36,729)
                                                        ----------        -----------        -----------      -----------
Net investment income (loss)                              (18,609)            53,986             44,359            75,711

Realized investment gains (losses)                       (465,599)               ---           (453,068)          (33,689)
Income tax (expense) benefit on realized                                         ---
investment gains (losses)                                 (16,352)               ---            (20,738)           11,791
                                                        ----------        -----------        -----------      -----------
Net realized investment gains (losses)                   (481,951)                             (473,806)          (21,898)
                                                        ----------        -----------        -----------      -----------

Net income (loss)                                       $(500,560)         $  53,986         $ (429,447)      $    53,813
                                                        ==========        ===========        ===========      ===========

   SEE ACCOMPANYING NOTES.

                      SBM CERTIFICATE COMPANY (MINNESOTA)
                CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
                FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999


                                                                                       2000             1999
                                                                                       ---------------------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES                                            $   950,912      $ 1,062,413

CASH FLOWS  PROVIDED  BY  INVESTING  ACTIVITIES:
Fixed  maturity  investments available-for-sale:
  Purchases                                                                               (263,808)      (5,777,188)
  Maturities and redemptions                                                             5,813,370        3,899,986
  Sales                                                                                          0        2,683,159
Repayments of certificate loans, net                                                        14,388           42,010
                                                                                       ------------     -------------
Cash flows provided by investing activities                                              5,563,950          847,967

CASH FLOWS USED IN FINANCING ACTIVITIES:
Amounts paid to face-amount certificate holders                                         (3,609,377)      (2,294,503)
Amounts received from face-amount certificate holders                                       15,681          162,424
Dividends paid                                                                          (2,100,000)             ---
                                                                                       ------------     -------------
Cash flows used in financing activities                                                 (5,693,696)      (2,132,079)
                                                                                       ------------     -------------

Net change in cash and cash equivalents                                                    821,166         (221,699)

Cash and cash equivalents at beginning of period                                        14,407,479        3,279,970
                                                                                       ------------     -------------

Cash and cash equivalents at end of period                                             $15,228,645      $ 3,058,271
                                                                                       ============     =============

  SEE ACCOMPANYING NOTES.

                      SBM CERTIFICATE COMPANY (MINNESOTA)
              NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
                                 JUNE 30, 2000


1.    BASIS OF PRESENTATION

      The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for SBM Certificate Company (Minnesota) (the "Company") for the six months ended June 30, 2000, are not necessarily indicative of those to be expected for the year ending December 31, 2000. For further information, refer to the financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1999.

2.    COMPREHENSIVE INCOME

      Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," requires unrealized gains or losses on the Company's available-for-sale securities to be included in other comprehensive income.

      The components of comprehensive income (loss), net of related tax, for the three and six months ended June 30, 2000 and 1999 are as follows:


                                                                         Three Months Ended June 30,
                                                                         ---------------------------
                                                                          2000                 1999
                                                                         ---------------------------
Net income (loss)                                                         $(500,560)           $  53,986
Net unrealized gains (losses) on available-for-sale securities              233,381             (731,865)
                                                                          ----------           ----------
Comprehensive income (loss)                                               $(267,179)           $(677,879)
                                                                          ==========           ==========

                                                                          Six Months Ended June 30,
                                                                          ---------------------------
                                                                          2000                 1999
                                                                          ---------------------------

Net income (loss)                                                         $(429,447)           $  53,813
Net unrealized gains (losses) on available-for-sale securities              290,115             (932,211)
                                                                          ----------           ----------

Comprehensive income (loss)                                               $(139,332)           $(878,398)
                                                                          ==========           ==========

3.    RELATIONSHIP WITH ARM FINANCIAL GROUP, INC. ("ARM") AND SALE OF COMPANY

      On June 30, 2000, the Company was a wholly owned subsidiary of ARM, and pursuant to an Investment Services Agreement and an Administrative Services Agreement, the Company's operations were administered and managed by ARM.

      On December 17, 1999 ARM announced that it had signed a definitive agreement whereby Western and Southern Life Insurance Company ("Western and Southern") would acquire ARM's insurance subsidiaries, Integrity Life Insurance Company ("Integrity") and National Integrity Life Insurance Company. The acquisition of the insurance companies by Western and Southern was implemented in a voluntary petition for relief under chapter 11 of the Bankruptcy Code filed on December 20, 1999 in the United States Bankruptcy Court for the District of Delaware ("the Bankruptcy Court"). In re: ARM Financial Group, Inc., Case No.: 99-4430 (Judge Walsh). On March 3, 2000 ARM completed the sale of its insurance subsidiaries to Western and Southern ("the Insurance Transaction").

      Western and Southern did not acquire the Company. As a result of the consummation of the Insurance Transaction, the vast majority of ARM's employees, including the employees who support the Company, became employees of Integrity. Employees of Integrity are assisting ARM in winding up ARM's affairs, including the administration of the Company, pursuant to a Transition Services Agreement dated March 3, 2000 ("the Transition Services Agreement"). The Transition Services Agreement has a term of eighteen months, but may be terminated by Western and Southern after six months, upon 90 days notice.

      Pursuant to a Letter Agreement dated February 17, 2000 (as amended on March 1, 2000, the "WTR&A Agreement"), ARM retained Walker, Truesdell, Radick & Associates ("WTR&A") as its Restructuring Agent, to provide consulting and management services to ARM, including services related to the sale of the Company to 1st Atlantic. On March 2, 2000, WTR&A's retention was approved by the Bankruptcy Court. WTR&A is a consulting firm that specializes in crisis management, bankruptcy administration and asset liquidation services.

      On March 28, 2000 ARM and the Company entered into a stock purchase agreement to sell the Company to 1st Atlantic Guaranty Corporation ("1st Atlantic") (the "Purchase Agreement"). The Purchase Agreement was submitted to the Bankruptcy Court for approval. An auction between interested bidders was conducted, and 1st Atlantic ultimately prevailed. The Purchase Agreement as approved by the Bankruptcy Court provides for a purchase price of $1,400,000. Of the purchase price, $1,000,000 will be paid directly to ARM and $400,000 will be placed in escrow for 18 months. The escrowed proceeds shall be used to secure certain indemnifications of ARM. Immediately prior to the closing of the sale, the Company shall (subject to obtaining appropriate regulatory approvals) dividend to ARM an amount equal to the Company's shareholders' equity less (i) $450,000 and (ii) estimated deferred acquisition costs net of income taxes. The dividend will be in the form of a transfer of certain securities, in kind, and the balance, if any, in cash or cash equivalents. The transaction was approved by the Bankruptcy Court on April 27, 2000, and was closed on July 19, 2000. Immediately following the closing, the Company paid a $1,500,000 cash dividend to State Bond & Mortgage Company, L.L.C., a wholly-owned subsidiary of 1st Atlantic to which 1st Atlantic had assigned its rights under the Purchase Agreement.


4.    REGISTRATION STATEMENT

      As a result of the Company's lack of employees, and its pending sale to 1st Atlantic, the Company has not filed a Registration Statement on Form S-1 ("S-1") with the Securities and Exchange Commission. The S-1 was scheduled to be filed, and become effective, on or before May 1, 2000. Therefore, until the S-1 is filed and becomes effective, the Company is unable to [i] sell new certificates, and/or [ii] renew certificates which have matured. Therefore, the Company is currently required to pay in full certificates which are requested to be renewed by the certificate holder. The Company anticipates that an S-1 will be prepared and filed by 1st Atlantic sometime shortly after consummation of the sale.

                                    PART II

Item 13  Other Expenses of Issuance and Distribution (To be completed by
         Amendment)

SEC Registration Fees........................................................$*
Fees and expenses of Accountants...............................................
Printing Costs.................................................................
Legal Fees and Expenses........................................................
Miscellaneous..................................................................
  Total......................................................................$

*Paid pursuant to Rule 24f-2 of the Investment Company Act of 1940.

All amounts shown in the table above are estimated.

Item 14  Indemnification of Directors and Officers

Under Section 2-418 of Maryland General Corporation Law, a corporation may indemnify certain Directors, officers, employees, or agents. Consistent with Maryland law, Article Seventh (E)(viii) of Registrant's Articles of Incorporation ("Articles") permits it to indemnify its Directors and officers to the fullest extent permitted by law. In addition, Article X of Registrant's By-Laws permits it to insure and indemnify its Directors, officers, and employees and agents to the fullest extent permitted by law. The above-cited provisions of Registrant's Articles and By-Laws, which have been filed as exhibits to this Registration Statement, are incorporated by reference into this Item to the extent necessary to respond to this item.

Various agreements that Registrant has entered or will enter into contain provisions for the indemnification of Registrant's officers and directors to the extent permitted by applicable law. These agreements have been filed as exhibits to this Registration Statement, and are hereby incorporated by reference into this Item to the extent necessary to respond to this item.

Item 15  Recent Sales of Unregistered Securities

       Not Applicable

Item 16  Exhibits and Financial Statement Schedules

(a)         Exhibits

(1) Form of Distribution Agreement dated as of __, 2000, by and between the Company and __________. (To be filed by Amendment.)

(2) Stock Purchase Agreement dated March 28, 2000 by and among 1st Atlantic Guaranty Corporation, SBM Certificate Company, and ARM Financial Group (Exhibits omitted), incorporated by reference to

Exhibit (2) to Form 8-K dated March 28, 2000 of 1st Atlantic Guaranty Corporation (File No. 333-41361).

(3)(a)      Articles of Incorporation of the Company *

(3)(b)      By-Laws of the Company *

(4)(a)      Form of Application *

(4)(b)      Form of Account Statement *

(5)         Opinion of Griffin,  Griffin, Tarby & Murphy, LLP (To be filed by
            Amendment)

(10)(a) Form of Investment Advisory Agreement dated as of the ____ day of ____, 2000, by and between the Company and Key Asset Management Inc. *

(10)(b) Form of Administrative Services Agreement dated as of the 19th day of July 2000, by and between the Company and State Bond & Mortgage Company, L.L.C. *

(10)(c) Custody Agreement, as amended and supplemented, between the Company (as successor to SBM Certificate Company (Minnesota)) and First Trust National Association (now U.S. Bank Trust N.A.) dated December 20, 1990, incorporated by reference to Exhibit 10(b) to Form S-1 Registration Statement of SBM Certificate Company (File No. 33-38066) filed on January 2, 1991.

(23)(a)     Consent of Ernst & Young LLP dated October 4, 2000

(23)(b)     Consent of Counsel (See Exhibit (5))

(24)        Powers of Attorney *

 ----------
* Previously filed, on September 28, 2000, as part of Post-Effective Amendment No. 11 to this Registration Statement

(b)   Financial Statement Schedules (SBM Certificate Company (Minnesota))

Report of Independent Auditors

Schedule I    Investments  in Securities of  Unaffiliated  Issuers -
              December 31, 1999
Schedule V    Qualified  Assets on Deposit-  December 31, 1999
Schedule VI   Certificate Reserves - Year Ended December 31, 1999
Schedule XII  Valuation and Qualifying Accounts - December 31, 1999

Schedules required by Article 6 of Regulation S-X for face-amount certificate companies other than those listed are omitted because they are not required, are not applicable, or equivalent information has been included in the financial statements and notes thereto, or elsewhere herein.

Item 17  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in Chevy Chase, Maryland, on this 4th day of October, 2000.

                            SBM Certificate Company

                           By: /S/ JOHN J. LAWBAUGH
                               --------------------
                               John J. Lawbaugh
                               President

Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons in the capacities and on the dates indicated:

Signature                             Capacity                     Date

/S/ JOHN J. LAWBAUGH      President, Treasurer, and          October 4, 2000
--------------------      Director (Principal Executive,
John J. Lawbaugh          Financial, and Accounting
                          Officer)


/S/ BRIAN P. SMITH        Director and Secretary             October 4, 2000
---------------------
Brian P. Smith

*--------------------     Director
Iraline G. Barnes

*--------------------     Director
Kumar Barve

*--------------------     Director
Nancy Hopkinson

*--------------------     Director
Brian Murphy

*--------------------     Director
Marialice B.Williams


*By: /S/ JOHN J. LAWBAUGH
     ----------------------
     John J. Lawbaugh
     Attorney-in-Fact
     October 4, 2000

                      SBM CERTIFICATE COMPANY (MINNESOTA)

                    INDEX TO FINANCIAL STATEMENT SCHEDULES

                               DECEMBER 31, 1999


                                                                           PAGE

Report of Independent Auditors..............................................S-2
Schedule I        Investments in Securities of Unaffiliated Issuers.........S-3
Schedule V        Qualified Assets on Deposit...............................S-7
Schedule VI       Certificate Reserves......................................S-8
Schedule XII      Valuation and Qualifying Accounts........................S-15


Schedules required by Article 6 of Regulation S-X other than those listed are omitted because they are not required, are not applicable, or equivalent information has been included in the financial statements and notes thereto, or elsewhere herein.

                        REPORT OF INDEPENDENT AUDITORS


Board of Directors
SBM Certificate Company (Minnesota)

We have audited the financial statements of SBM Certificate Company (Minnesota) as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, and have issued our report thereon dated March 31, 2000, except for the last paragraph of Note 2, as to which the date is July 19, 2000. Our audit also included the financial statement schedules listed in Item 16 (b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth herein.


                                                          /S/ ERNST & YOUNG LLP
                                                          ---------------------
                                                              ERNST & YOUNG LLP


Louisville, Kentucky
March 31, 2000

                      SBM CERTIFICATE COMPANY (MINNESOTA)

        SCHEDULE I - INVESTMENTS IN SECURITIES OF UNAFFILIATED ISSUERS

                               DECEMBER 31, 1999


                                                                         PRINCIPAL
NAME OF ISSUER AND TITLE OF ISSUE                                          AMOUNT         COST (a)(b)     VALUE (a)
---------------------------------                                        ---------        -----------     ---------
FIXED MATURITIES AVAILABLE-FOR-SALE:
  U.S. TREASURY SECURITIES:
    U.S. Treasury Note, 5.625%, due 5/15/2008                                             $  219,512      $  188,124
                                                                         $   200,000
    U.S. Treasury Note, 5.50%, due 4/15/2000                                 195,000         194,734         194,939
                                                                                          ----------      ----------
                                                                                             414,246         383,063
OBLIGATIONS OF STATE AND POLITICAL SUBDIVISIONS:
  Belmont County, Ohio, Sanitary Sewer District #3 Waterworks
   Revenue Bonds, 4.25%, due 4/01/2004                                        24,000          22,930          23,353
  Douglas County, Washington, Public Utilities District #1, Wells
   Hydroelectric Revenue Bonds, 4%, due 9/01/2018                             55,000          46,646          49,161
  North Marshall, Kentucky, Water District, 5%, due 5/01/2006                 25,000          24,076          24,573
  Yuba County, California, Water Agency Bonds, 4%, due 3/01/2016              75,000          68,797          68,753
                                                                                          ----------      ----------
                                                                                             162,449         165,840
FOREIGN GOVERNMENT:
  Korea Development Bank, 6.5%, due 11/15/2002                               450,000         450,602         437,382

CORPORATE SECURITIES:
FINANCIAL INSTITUTIONS:
  Bankboston Cap. Trust III, 6.87%, due 6/15/2027                          1,000,000         996,713         975,437
  Central Fidelity Cap. I, Series A, 7.18%, due 4/15/2027                    950,000         977,574         930,844
  Citigroup Inc., 7%, due 12/01/2025                                         300,000         316,906         272,160
  First Union Corp., 6.4%, due 4/1/2008                                      960,000         974,711         887,789
  Mercantile Bankcorp, 7.06%, due 2/01/2027                                  980,000         984,205         946,309
  Travelers Capital, 7.75%, due 12/01/2036                                   308,000         323,958         280,643
                                                                                          ----------      ----------
                                                                                           4,574,067       4,293,182

PUBLIC UTILITIES:
  Laclede Gas Co., Ser B, 5%, due 3/31/2011 (c)                                3,000          55,595          63,000
  MCI Communications Corp., 7.75%, due 3/15/2024                             900,000         970,715         849,060
  Nicor Inc., 5%, due 5/01/2009 (c)                                              800          32,842          32,000
                                                                                          ----------      ----------
                                                                                           1,059,152         944,060


                      SBM CERTIFICATE COMPANY (MINNESOTA)

                               DECEMBER 31, 1999


                                                                         PRINCIPAL
NAME OF ISSUER AND TITLE OF ISSUE                                          AMOUNT         COST (a)(b)     VALUE (a)
---------------------------------                                        ---------        -----------     ---------
FIXED MATURITIES AVAILABLE-FOR-SALE: (continued)

INDUSTRIAL:
      TXU Gas Capital, 7.43%, due 7/1/2028                               $   985,000      $  998,343      $  914,119
      CBS Corp., 7.15%, due 5/20/2005                                        750,000         781,677         735,848
      USX Corp., 6.65%, due 2/1/2006                                         750,000         748,149         711,585
                                                                                           ----------     ----------
                                                                                           2,528,169       2,361,552
                                                                                           ----------     ----------

  TOTAL CORPORATE SECURITIES                                                              $8,161,388      $7,598,794

                      SBM CERTIFICATE COMPANY (MINNESOTA)

                               DECEMBER 31, 1999


                                                                         PRINCIPAL
NAME OF ISSUER AND TITLE OF ISSUE                                          AMOUNT         COST (a)(b)     VALUE (a)
---------------------------------                                        ---------        -----------     ---------
FIXED MATURITIES AVAILABLE-FOR-SALE
(CONTINUED):

ASSET-BACKED SECURITIES:
  Auto Receivable, 96-C A, 7.3%, due 5/10/2002                           $ 140,128        $   139,908     $   137,325

MORTGAGE-BACKED SECURITIES:
Blackrock Capital Finance BCF 97-R1 WAC, 6.38446%, due 3/25/2037           638,953            633,755         595,724

Countrywide Home Loans RAST, 1998-A8 , A6, 6.2124%, due 8/25/2028          900,000            905,653         867,087


    Federal Home Loan Mortgage Corporation:
       6.5%, due 5/15/2028                                                1,000,000           947,366         909,060
       6.0%, due 1/15/2018                                                3,530,930         3,533,790       3,491,208
    Federal National Mortgage Association, 9%, due 4/01/2021                 13,478            14,056          14,081
    Government National Mortgage Association:

       11.5%, due 3/15/2015                                                     387               428             430
       11.5%, due 4/15/23                                                       668               738             739
       11.5%, due 5/15/2015                                                     316               351             352
       11.5%, due 8/15/2013                                                     870               963             962
        6.38%, due 1/20/2026                                                274,828           279,651         278,906

    Headlands Mortgage Sec. Inc., 1997-5 A17, 7.25%, due 11/25/2027       1,800,000         1,797,822       1,789,308
    PNC Mortgage Securities Corp., 1998-7 1A13, 6.75%, due 9/25/2028        486,522           480,533         448,602
    PNC Mortgage Securities Corp., 1998-7 1A24, 7.25%, due 9/25/2028        956,868           963,037         887,792
    Residential Accredit Loans, 1997-QS8 A9, 7.375%, due 8/25/2027        1,000,000           999,858         991,560
                                                                                        -------------------------------
                                                                                           10,558,001      10,275,811
                                                                                        -------------------------------

TOTAL FIXED MATURITIES AVAILABLE-FOR-SALE                                                 $19,886,594     $18,998,215

                      SBM CERTIFICATE COMPANY (MINNESOTA)

                               DECEMBER 31, 1999

                                                                             NUMBER OF
NAME OF ISSUER AND TITLE OF ISSUE                                             SHARES     COST (a)(b)        VALUE (a)
---------------------------------                                            ---------   -----------        ---------
EQUITY SECURITIES (d):
  INDUSTRIAL:
    Aluminum Company of America                                                200       $    11,200        $    11,200

EQUITY SECURITIES (CONTINUED) (d):
  PUBLIC UTILITIES:
    Carolina Power & Light                                                     500            31,782             36,750
    Duquesne Light Co.                                                         400            10,800             11,525
    GTE Florida, Inc.                                                        1,500            25,875             28,500
    Entergy Louisiana, Inc.                                                    500            31,851             41,870
    Entergy New Orleans, Inc.                                                  600            31,902             42,012
    Illinois Power                                                             600            16,050             19,350
    Kansas City Power & Light Company                                          200            11,586             13,574
    Midamerican Energy Co.                                                     600            34,200             47,292
    Pacificorp                                                                 500            30,604             38,170
    Pennsylvania Power Co.                                                     200             8,838             14,302
    San Diego Gas & Electric Co.                                              4,000           46,000             49,000
                                                                                         -----------        -----------
                                                                                             279,488            342,345
                                                                                         -----------        -----------

TOTAL EQUITY SECURITIES                                                                      290,688            353,545
                                                                                         -----------        -----------

TOTAL INVESTMENTS IN SECURITIES OF UNAFFILIATED ISSUERS                                  $20,177,282        $19,351,760
                                                                                         ===========        ===========

(a) See Note 1 to the financial statements regarding the determination of cost and fair value.
(b) The aggregate cost of investments in securities of unaffiliated issuers for federal income tax purposes was $20,502,683 at December 31, 1999.
(c)   These securities are redeemable preferred stocks.
(d)   These securities are non-redeemable preferred stock.

                      SBM Certificate Company (Minnesota)

                   SCHEDULE V - QUALIFIED ASSETS ON DEPOSIT

                               DECEMBER 31, 1999

                                                                             FIRST
                                                                            MORTGAGES
                                                                            AND OTHER
                                                                           FIRST LIENS
                                                          INVESTMENTS          ON
NAME OF DEPOSITARY                            CASH        IN SECURITIES    REAL ESTATE     OTHER          TOTAL
------------------                            ----        -------------    ------------    -----          -----

State governmental authorities:
  Securities Department
  of Illinois                                 $ -         $    197,021     $  -            $ -            $   197,021

Central depositary:
  First Trust, National Association             -           34,214,584        -              -             34,214,584
                                         ----------------------------------------------------------------------------

Total qualified assets on deposit            $ -          $ 34,411,605     $  -            $ -            $34,411,605

                                         ============================================================================


                                      S-7



                      SBM Certificate Company (Minnesota)

                      SCHEDULE VI - CERTIFICATE RESERVES
                          PART I - SUMMARY OF CHANGES

                         YEAR ENDED DECEMBER 31, 1999


                              BALANCE AT BEGINNING OF YEAR                                              ADDITIONS
             -----------------------------------------------------------------------      -----------------------------------------

                                                                           RESERVES
                                           NUMBER OF                     (INCLUDING
                                           ACCOUNTS                        ADVANCE                      RESERVE
                                            WITH          AMOUNT OF     PAYMENTS) WITH                 PAYMENTS BY      CHARGED
                                YIELD      SECURITY       MATURITY          ACCRUED        CHARGED     CERTIFICATE      TO OTHER
Description                    PERCENT     HOLDERS          VALUE         INTEREST       TO INCOME      HOLDERS        ACCOUNTS (a)
-----------                    -------     ---------      ---------     ---------------  ---------     ------------    ------------


Reserves to mature,
Installment certificates:
   Series 120                   2.75           13          $    77,000    $   274,118     $    9,509       $  1,533      $     -

   Series 220                   2.75           15               80,000        193,385          9,840          2,967            -

   Series 315                   2.66           34              125,400        164,047          5,520          5,020            -



Single payment certificates:

   Series 503                   2.50        2,721           31,099,099     30,754,255      1,514,191        162,027            -



Fully paid installment
 Certificates                   2.50          473            2,391,179      2,084,595         82,952              -       88,905


Optional settlement
certificates:
  Paid-up certificates          2.50           12                4,473          4,362            104              -            -

  Annuities                     3.00           55              575,011        589,938         19,677              -      137,593

Due to unlocated certificate
  Holders                       None           25                3,126          3,126              -             65            -
                                ----        -----          -----------    -----------     -----------      --------     --------
                                            3,348          $34,355,288    $34,067,826     $1,641,793       $171,612     $226,498
  Total                         ====        =====          ===========    ===========     ===========      ========     ========


Total charged to income, per above                                                        $1,641,793



                      SBM Certificate Company (Minnesota)

                      SCHEDULE VI - CERTIFICATE RESERVES (CONTINUED)
                          PART I - SUMMARY OF CHANGES (CONTINUED)

                         YEAR ENDED DECEMBER 31, 1999


                              BALANCE AT BEGINNING OF YEAR                                              ADDITIONS
             -----------------------------------------------------------------------      -----------------------------------------

                                                                           RESERVES
                                           NUMBER OF                     (INCLUDING
                                           ACCOUNTS                        ADVANCE                      RESERVE
                                            WITH          AMOUNT OF     PAYMENTS) WITH                 PAYMENTS BY      CHARGED
                                YIELD      SECURITY       MATURITY          ACCRUED        CHARGED     CERTIFICATE      TO OTHER
Description                    PERCENT     HOLDERS          VALUE         INTEREST       TO INCOME      HOLDERS        ACCOUNTS (a)
-----------                    -------     ---------      ---------     ---------------  ---------     ------------    ------------


Less reserve recoveries from terminations
    Prior to maturity                                                                        (26,719)
                                                                                         -------------
Interest credited on certificate                                                         $ 1,615,074
reserves, per statement of operations                                                    ==============


                                Notes to Part I

(a)   Transfer to/from other certificate reserves upon conversion.
(b)   Direct interest payment to certificate holders.

                         YEAR ENDED DECEMBER 31, 1999


                            DEDUCTIONS                                                         BALANCE AT END OF YEAR
              ----------------------------------------                            -------------------------------------------
                                                                                                                  RESERVES
                                                                                     NUMBER OF                   (INCLUDING
                                                       CASH                          ACCOUNTS                      ADVANCE
                                                    SURRENDERS                         WITH         AMOUNT OF     PAYMENTS)
                                                     PRIOR TO                        SECURITY       MATURITY      WITH ACCRUED
DESCRIPTION                        MATURITIES        MATURITY       OTHER (a)(b)     HOLDERS        VALUE          INTEREST
-----------                        ----------       -----------     -------------   ------------    -----------   -------------
Reserves to mature,
  installment certificates:
    Series 120                        $         -      $   22,930      $ 83,738            9         $    54,000     $   178,492
    Series 220                                  -               -             -           15              80,000         206,192
    Series 315                             16,973           6,883           825           26             102,300         149,906

Single payment certificates:
    Series 503                          2,460,428       2,727,692       156,806        2,281          28,800,914      27,085,547

Fully paid installment certificates             -         156,766       140,910          461           2,270,391       1,958,776

Optional settlement certificates:
    Paid-up certificates                    1,641             175         1,655            4               1,161             995
    Annuities                             213,621               -             -           50             519,876         533,587

Due to unlocated certificate holders            -               -             -           28               3,191           3,191
                                      -----------      ----------      ---------       -----         -----------     -----------
    Total                             $ 2,692,663      $2,914,446      $383,934        2,874         $31,831,833     $30,116,686
                                      ===========      ==========      =========       =====         ===========     ===========

           PART II - INFORMATION REGARDING INSTALLMENT CERTIFICATES
                          CLASSIFIED BY AGE GROUPINGS

                         YEAR ENDED DECEMBER 31, 1999


                         BALANCE AT BEGINNING OF YEAR
                         ----------------------------

                                   NUMBER OF
                  AGE GROUPING   ACCOUNTS WITH       AMOUNT OF        AMOUNT OF
                  IN YEARS      SECURITY HOLDERS    MATURITY VALUE     RESERVES
                  -----------------------------------------------------------
Series:
    120             23               2               $14,000         $   21,636
                    24               -                     -                  -
                    31               1                 5,000             13,509
                    33               1                 6,000             16,617
                    34               1                 6,000             17,789
                    35               1                 3,000              9,659
                    36               1                 6,000             21,208
                    37               1                10,000             41,739
                    38               1                 5,000             21,727
                    39               1                10,000             46,118
                    40               3                12,000             57,742

Interest
 reserve                                                                    303
Accrued interest
  payable                                                                 6,071

                                 --                   --------         --------
   Total                         13                   $77,000          $274,118
                                 ==                   =======          ========

           PART II - INFORMATION REGARDING INSTALLMENT CERTIFICATES CLASSIFIED BY AGE GROUPINGS (CONTINUED)

                         Year Ended December 31, 1999


                       DEDUCTIONS BALANCE AT END OF YEAR
 ------------------------------------------------------------------------------------

                                                                       NUMBER OF
                                CASH                                 ACCOUNTS WITH
                             SURRENDERS                AGE GROUPING     SECURITY      AMOUNT OF
                              PRIOR TO                   IN YEARS       HOLDERS       MATURITY      AMOUNT OF
                              MATURITY       OTHER                                      VALUE       RESERVES
                            ------------------------------------------------------------------------------------

Series:
   120                      $     -          $     -     23              1               $ 6,000       $ 12,426

                                  -                -     24              1                 8,000         10,807

                                  -                -     31              1                 5,000         13,509

                                  -                -     33              -                     -              -

                                  -                -     34              1                 6,000         17,720

                                  -                -     35              1                 6,000         18,904

                                  -           43,304     36              1                 3,000         10,268

                                  -                -     37              -                     -              -

                                  -                -     38              1                 6,000         22,511

                             22,930                -     39              -                     -              -

                                  -           40,434     40              2                14,000         68,775

   Interest reserve                                                                                         -
   Accrued interest
    payable                                                                                             3,572
                            --------         -------                     -               -------       --------
       Total                $ 22,930         $83,738                     9               $54,000       $178,492
                            ========         =======                     =               =======       ========

           PART II - INFORMATION REGARDING INSTALLMENT CERTIFICATES CLASSIFIED BY AGE GROUPINGS (CONTINUED)

                         YEAR ENDED DECEMBER 31, 1999


                                                               BALANCE AT BEGINNING OF YEAR
                                         -------------------------------------------------------------------------


                                               NUMBER OF
                           AGE GROUPING      ACCOUNTS WITH          AMOUNT OF         AMOUNT OF
                            IN YEARS         SECURITY HOLDERS     MATURITY VALUE        RESERVES
                           ------------      --------------     ----------------     --------------
Series:
   220                      22                   1                  $12,000              $ 14,787
                            23                   -                        -                     -
                            27                   1                    4,000                 7,688
                            29                   -                        -                     -
                            30                   1                    6,000                13,743
                            31                   7                   35,000                87,423
                            32                   3                   15,000                42,166
                            33                   2                    8,000                23,169
                            34                   -                        -                     -

                                                                                                -
     Interest reserve
      Accrued interest
      payable                                                                               4,409
                                                -------------------------------------------------
      Total                                     15                  $80,000              $193,385
                                                ==                  =======              ========

Series:
   315                       7                   1                  $ 2,200              $    836
                            10                   1                    2,200                 1,273
                            11                   1                    5,500                 3,536
                            12                   -                        -                     -
                            13                   4                   22,000                17,228
                            14                   3                    8,800                 7,673
                            15                   8                   22,000                21,989
                            16                   6                   23,100                28,212
                            17                   1                    2,200                 2,978
                            18                   3                   13,200                19,873
                            19                   6                   24,200                49,314
                            20                   -                        -                     -
     Interest reserve                                                                       7,195
     Accrued interest
      payable                                                                               3,940
                                                -------------------------------------------------
       Total                                    34                  $125,400            $ 164,047
                                                ==                  =======              ========

           PART II - INFORMATION REGARDING INSTALLMENT CERTIFICATES CLASSIFIED BY AGE GROUPINGS (CONTINUED)

                         YEAR ENDED DECEMBER 31, 1999


                       DEDUCTIONS BALANCE AT END OF YEAR
    ---------------------------------------------------------------------------

                                                                            NUMBER OF
                                   CASH                                     ACCOUNTS
                                SURRENDERS                  AGE GROUPING      WITH        AMOUNT OF
                                 PRIOR TO                     IN YEARS      SECURITY      MATURITY       AMOUNT OF
                                 MATURITY        OTHER                       HOLDERS        VALUE        RESERVES
                               -----------       -----      -------------   ----------    ----------     ----------
Series:
  220                            $    -          $  -          22              -            $      -        $     -
                                      -             -          23              1              12,000         16,086
                                      -             -          27              -                   -              -
                                      -             -          29              1               4,000          8,524
                                      -             -          30              -                   -              -
                                      -             -          31              1               6,000         14,659
                                      -             -          32              7              35,000         93,039
                                      -             -          33              3              15,000         46,069
                                      -             -          34              2               8,000         24,717

   Interest reserve
   Accrued interest payable                                                                                   3,098
                                 ------------------------------------------------------------------------------------
     Total                       $    -        $    -                         15            $ 80,000       $206,192
                                 ====================================================================================



Series:
                                 $    -          $836           7              -            $      -       $      -
   315
                                      -             -          10              -                   -              -
                                      -             -          11              -                   -              -
                                      -             -          12              2               7,700          5,363
                                      -             -          13              -                   -              -
                                  2,267             -          14              4              22,000         19,018
                                  4,616             -          15              1               2,200          2,098
                                      -             -          16              3               7,700          9,223
                                      -             -          17              7              25,300         33,771
                                      -             -          18              -                   -              -
                                      -             -          19              3              22,000         44,932
                                      -             -          20              6              15,400         27,380

   Interest reserve                                                                                           3,382
   Accrued interest payable                                                                                   4,739
                                 ------------------------------------------------------------------------------------
                                   $  6,883        $    836                   26            $102,300       $149,906
     Total                       ====================================================================================

               SCHEDULE XII - VALUATION AND QUALIFYING ACCOUNTS



                                   Additions
                          ---------------------------

                                                                    Charged to
                                          Beginning    Charged to      Other
              Description                  of Year      Expense      Accounts       Deductions      End of Year
 -----------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)
 Valuation allowance on deferred tax assets:

Year ended December 31:


      1999                               $120,000      $140,981      $261,163(1)     -                 $522,144
      1998                               $400,000        -                -         $(280,000)(2)      $120,000
      1997                               $714,521        -                -         $ (314,521)(3)     $400,000
-----------------------------------------------------------------------------------------------------------------

      (1) The valuation allowance was increased as a result of establishing a full valuation allowance on deferred tax assets for unrealized losses on assets available-for-sale. The increase in valuation allowance resulted in a redution of shareholders' equity.

      (2) The capital loss carryover was utilized during 1998, and therefore the related valuation allowance was released.

      (3) In the event that deferred tax assets are recognized on deductible temporary differences for which a valuation allowance was provided at the date of an acquisition, such benefits are applied to first reduce the balance of intangible assets related to the acquisition, and then income tax expense. As such, the Company reduced its valuation allowance with an offsetting reduction to goodwill. After goodwill was reduced to zero during 1997, the reduction in valuation allowance resulted in a reduction of income taxes.